                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

                                 BY AND BETWEEN

                        DAILEY PETROLEUM SERVICES CORP.

                                      AND

                      FIRST INTERSTATE BANK OF TEXAS, N.A.



                               DECEMBER 13, 1995

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
ARTICLE 1.  DEFINITIONS AND GENERAL RULES . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1  General Rules . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.1  Corporate Authority . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.2  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.3  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.5  No Event of Default . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.6  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.7  Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.8  Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.9  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.10  Liens and Security Interests . . . . . . . . . . . . . . . . . .  17
         Section 2.11  Availability of Records  . . . . . . . . . . . . . . . . . . . .  18
         Section 2.12  Regulations U and X  . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.13  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.14  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.15  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.16  Environmental Condition of the Property  . . . . . . . . . . . .  19
         Section 2.17  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.18  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 3.  THE CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.1  Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.2  Revolving Line of Credit  . . . . . . . . . . . . . . . . . . . .  21
         Section 3.3  Advances and Letters of Credit  . . . . . . . . . . . . . . . . .  22
         Section 3.4  Conversions and Renewals  . . . . . . . . . . . . . . . . . . . .  23
         Section 3.5  Loan Formula  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.6  Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.7  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.8  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.9  Computation of Fees and Interest  . . . . . . . . . . . . . . . .  26
         Section 3.10  Security . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.11  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.12  Certain Agreements Regarding Letters of Credit . . . . . . . . .  27
         Section 3.13  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.14  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.15  Increased Cost and Reduced Return  . . . . . . . . . . . . . . .  29
         Section 3.16  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.17  Eurodollar Rate Protection . . . . . . . . . . . . . . . . . . .  31

ARTICLE 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.1  Conditions Precedent to the Initial Revolving Credit Loan
                          or Letter of Credit . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.2  Additional Conditions Precedent to the Loan . . . . . . . . . . .  32

ARTICLE 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.1   Financial Statements . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.2   Payment of Obligations . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.3   Notice; Litigation . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.4   Maintenance of Corporate Existence and Properties  . . . . . . .  35
         Section 5.5   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.6   Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.7   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.8   Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.9   Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.10  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.11  Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.12  Indebtedness Ratio . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.13  Working Capital  . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.14  Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.15  Debt Service Coverage Ratio  . . . . . . . . . . . . . . . . . .  37
         Section 5.16  Revenue Producing Assets . . . . . . . . . . . . . . . . . . . .  37
         Section 5.17  Environmental Compliance . . . . . . . . . . . . . . . . . . . .  37
         Section 5.18  Notification of Releases of Hazardous Materials  . . . . . . . .  37
         Section 5.19  Environmental Indemnification  . . . . . . . . . . . . . . . . .  37
         Section 5.20  Chattel Paper  . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.1  Limitations on Indebtedness . . . . . . . . . . . . . . . . . . .  39
         Section 6.2  Limitations on Liens  . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.3  Limitations on Contingent Liabilities . . . . . . . . . . . . . .  39
         Section 6.4  Loans, Advances and Investments . . . . . . . . . . . . . . . . .  39
         Section 6.5  Limitations on Fundamental Changes; Disposition of Assets . . . .  40
         Section 6.6  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.7  ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.8  Nature of Business  . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.9  Transactions with Affiliates and Other Persons  . . . . . . . . .  41
         Section 6.10  Subordinated Indebtedness  . . . . . . . . . . . . . . . . . . .  41

ARTICLE 7.  DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 7.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 7.2  Optional Acceleration . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.3  Automatic Acceleration  . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.4  Additional Remedies . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 8.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.1  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . .  44
         Section 8.2  Survival of Agreements  . . . . . . . . . . . . . . . . . . . . .  44

         Section 8.3  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.4  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.5  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.6  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.7  Expenses; Documentary Taxes . . . . . . . . . . . . . . . . . . .  46
         Section 8.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.9  Participations  . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.10  Controlling Document . . . . . . . . . . . . . . . . . . . . . .  48
         Section 8.11  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 8.12  Table of Contents; Descriptive Headings  . . . . . . . . . . . .  48
         Section 8.13  Waivers and Release of Claims  . . . . . . . . . . . . . . . . .  48
         Section 8.14  Grant of Security Interest; Ratification of Documents  . . . . .  48
         Section 8.15  Restatement and Amendment  . . . . . . . . . . . . . . . . . . .  49
         Section 8.16  No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 8.17  Acknowledgement  . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 8.18  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 8.19  SUBMISSION TO JURISDICTION . . . . . . . . . . . . . . . . . . .  49
         Section 8.20  Arbitration Program  . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 8.21  NO ORAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .  50

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT


         This SECOND AMENDED AND RESTATED LOAN AGREEMENT is entered into as of December 13, 1995, by and between DAILEY PETROLEUM SERVICES CORP., a Delaware corporation (the "Borrower"), and FIRST INTERSTATE BANK OF TEXAS, N.A., a national banking association (the "Bank").

         WHEREAS, the Borrower and the Bank entered into an Amended and Restated Loan Agreement dated as of December 1, 1993 (the "Prior Loan Agreement") whereby, upon the terms and conditions therein stated, the Bank agreed to make available to the Borrower a credit facility to refinance certain indebtedness, to expand the Borrower's Revenue Producing Assets and for working capital and other general corporate purposes; and

         WHEREAS, the Borrower has requested that the Bank amend and restate the Prior Loan Agreement to (i) make available to the Borrower an additional revolving credit facility and (ii) to modify and amend certain other provisions of the Prior Loan Agreement; and

         WHEREAS, the Prior Loan Agreement is being amended and restated by this Agreement in order to reflect the agreements of the parties hereto and to make the requested amendments on the terms and conditions set forth herein; and

         WHEREAS, this Agreement does not extinguish the obligations of the Borrower under, or discharge or release the liens and security interests of, the Prior Loan Agreement, the Term Note, the Loan Documents (as defined in the Prior Loan Agreement) or any other document executed in connection with, evidencing, securing or pertaining to the Prior Loan Agreement and the Term Note; and nothing contained in this Agreement shall be construed as a substitution or novation of the Indebtedness under the Prior Loan Agreement, the Term Note or the instruments securing same, all of which shall remain in full force and effect except as modified hereby or by any other instruments executed in connection with this Agreement;

         NOW, THEREFORE, to induce the Bank to extend credit and financial accommodations to the Borrower and in consideration of the mutual agreements, provisions and covenants contained herein and such other good and valuable considerations, the receipt and sufficiency of which are acknowledged hereby, the parties hereto hereby agree to amend and restate the Prior Loan Agreement as follows:


ARTICLE 1. DEFINITIONS AND GENERAL RULES. The following definitions and general rules will apply hereto:

         Section 1.1  General Rules.  For the purposes of this Agreement:

                 (a) The terms defined in this Article 1, unless the context requires otherwise, will have the meanings applied to them in Section 1 and will include the plural as well as the singular. Additional definitions may be found in the preamble and throughout this Agreement;

                 (b) All accounting terms not otherwise defined herein will have the meanings assigned to them in accordance with GAAP; and

                 (c) The words "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to a particular article, section, paragraph or other subdivision.

           Section 1.2 Definitions. As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

                 Accounts means with respect to any Person all of such Person's accounts, chattel paper, contract rights, instruments and retail installment contracts arising out of goods sold or leased (and in each case actually delivered) or for services rendered by such Person.

                 Affiliate of any Person means any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or by contract or otherwise.
                 Affiliate Subordinated Indebtedness means the Indebtedness of the Borrower from the Junior Creditor that is subordinated to the prior payment of the Obligations to the Bank pursuant to the terms and conditions of the Affiliate Subordination Agreement.

                 Affiliate Subordination Agreement means that certain Amended and Restated Subordination Agreement dated as of December 1, 1993 by and among the Bank, the Borrower and the Junior Creditor, as the same may be amended or modified at any time or from time to time.

                 Agreement means this second amended and restated loan agreement as originally executed or hereafter renewed, extended, modified or amended.

                 Applicable Margin means (i) with respect to Prime Rate Loans, zero percent (0%); and (ii) with respect to Eurodollar Rate Loans, two percent (2%).

                 Assignment of Leases means (i) that certain Assignment of Leases and Rents, executed effective as of December 1, 1993, by International and Borrower to the Bank, filed for record on December 2, 1993 in the office of the County Clerk of Montgomery County, Texas under County Clerk's File No. 9364358, and (ii) one or more other assignments of leases and rents in form and substance acceptable to the Bank, in each case as the same may be renewed, modified, extended, supplemented or rearranged, at any time or from time to time.

                 Basic Rate means the variable per annum rate of interest at all times equal to one-half of one percent (1/2%) plus the Prime Rate, such Basic Rate to change when and as the Prime Rate changes.

                 Borrowing means a borrowing hereunder consisting of Revolving Credit Loans made to and the issuance of Letters of Credit for the account of the Borrower on the same day by the Bank pursuant to Section 3.2 of this Agreement.

                 Business Day means (i) a day (other than Saturday, Sunday or a legal holiday) on which banks in Houston, Texas, are open for business, and
(ii) if the applicable Business Day relates to any Eurodollar Rate Loan, a day which is a "Business Day" described in clause (i) hereof and which is also a day for trading by and between banks in the London interbank Eurodollar market.

                 Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of a Person.

                 Cash Equivalents mean any of the following: (a) securities with maturities of one hundred eighty (180) days or less from the date of acquisition thereof issued or fully guaranteed or insured as to payment of principal and interest by the United States or any agency thereof, (b) certificates of deposit and bankers acceptances with maturities of one hundred eighty (180) days or less from the date of acquisition thereof issued by, and deposit accounts at, any commercial bank having capital and surplus equal to or greater than $250,000,000 and whose letters of credit are rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. with maturities of one hundred eighty (180) days or less from the date of acquisition thereof,
(d) money market mutual funds which are only allowed to purchase the types of securities described in clause (a) of this definition, (e) repurchase agreements with a term of thirty (30) days or less and entered into with a commercial bank meeting the requirements of clause (b) of this definition and which repurchase agreements are secured by first a security interest on obligations of the type described in clause (a) of this definition that have a market value (exclusive of accrued interest) at least equal to the amount of each respective repurchase agreement, and (f) securities (other than "margin stock" as such term is defined in Regulation U) rated at least either BBB by Moody's Investors Service, Inc. or BBB by Standard & Poor's Corporation with maturities of one hundred eighty (180) days or less from the date of acquisition thereof.

                 Cash Flow means, for any period, the sum of: (i) the Net Income for such period, plus (ii) to the extent that any of the items referred to in any of clauses (A) through (B) below were deducted in calculating such Net Income: (A) interest expense of such Person and its Subsidiaries for such period, and (B) depreciation and amortization expense of such Person and its Subsidiaries for such period.

                 CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

                 Chattel Paper means a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, including, without limitation, short-term rental agreements relating to downhole drilling tools and other equipment.

                 Closing Date means the date on which all of the conditions precedent stated in Article 4 hereof have been met to the Bank's satisfaction or waived by the Bank in writing (and which in any event must occur no later than December 31, 1995).

                 Code means the Internal Revenue Code of 1986, as amended from time to time, any predecessor statute and any statute enacted in replacement thereof.

                 Collateral means the properties and assets described in
Section 3.10 hereof.

                 Contingent Liabilities means any and all liabilities of a Person, direct or indirect, for or in connection with the obligations, stock or payment of dividends of any other Person, whether such liabilities arise by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to maintain working capital, solvency or other balance sheet conditions or agreements to purchase stock or make capital contributions) or otherwise; provided, however, that agreements to purchase or repurchase goods or services and agreements to lease property entered into in the ordinary course of a Person's business shall not be deemed to be "Contingent Liabilities."

                 Conversion Date means any date on which the Borrower elects to convert a Prime Rate Loan to a Eurodollar Rate Loan or a Eurodollar Rate Loan to a Prime Rate Loan.

                 Credit Exposure means the sum of the undrawn amount of any Letters of Credit then outstanding plus the aggregate amount of drafts paid under Letters of Credit for which the Bank has not been reimbursed.

                 Current Assets means at any date all assets of a Person that, in accordance with GAAP, would be included as current assets on a balance sheet of such Person on such date.

                 Current Liabilities means at any date all liabilities of a Person that, in accordance with GAAP, would be included as current liabilities on a balance sheet of such Person on such date.

                 Debt Service means, at any date, current maturities of long-term Indebtedness (including, without limitation, Subordinated Indebtedness), plus interest expense, in each instance determined in accordance with GAAP.

                 Deed of Trust means (i) that certain Deed of Trust, Security Agreement, and Financing Statement, executed effective as of December 1, 1993 by International and the Borrower in favor of P. Michael Wells, Jr., Trustee, for the benefit of the Bank, filed for record on December 2, 1993 in the office of the County Clerk of Montgomery County, Texas under County Clerk's File No. 9364357, and (ii) one or more other deeds of trust, security agreements and financing statements in form and substance acceptable to the Bank, in each case, as the same may be renewed, modified, extended, supplemented or rearranged, at any time or from time to time.

                 Default means any event specified in Section 7.1 of this Agreement, regardless of whether any requirement for the giving of notice or the lapse of time has been satisfied.

                 Default Rate means the lesser of (i) a rate that is five percentage points above the Prime Rate, as it varies, or (ii) the Maximum Rate, as it varies.

                 Eligible Accounts means, at any time, the amount equal to the aggregate unpaid amount of a Person's Accounts for which invoices have been issued and payment for which is due within 60 days, less any down payments; provided, however, there shall be excluded from Eligible Accounts (without duplication and only to the extent otherwise included in Eligible Accounts):

                      (i) any amount billed and remaining unpaid more than 120 days from issuance (or any amount remaining unpaid more than 90 days from the due date in the case of instruments, lease agreements and chattel paper),

                      (ii) any amount due from suppliers of materials or inventory to a Person but only to the extent that such Person is indebted to such suppliers with respect to materials or supplies purchased by such Person from such suppliers,

                    (iii) any Account in which the Bank does not have a valid and perfected first priority lien, mortgage or security interest,

                      (iv) any Account arising from sales to or services rendered for any Subsidiary or Affiliate of such Person,

                      (v) any Account arising from sales or leases to or services rendered for any Governmental Authority (unless such Governmental Authority is a Governmental Authority of the United States of America and such Governmental Authority has properly acknowledged the Bank's first priority security interests in such Accounts to the satisfaction of the Bank with appropriate assignments, to the Bank, and the Bank preapproves the same in its reasonable discretion),

                      (vi) any Account arising from sales on a "sale or return", "sale on approval" (as such terms are defined in the UCC), consignment, or guaranteed sale basis,

                    (vii) any contra account and any Account which is or may be subject to a right of setoff, claim or defense,

                   (viii) any Account of a Person due from a customer whose principal place of business is located outside the United States of America, and any Foreign Account of a Person,

                      (ix) any Account owed by an account debtor to a Person, if more than twenty-five percent (25%) of the balances then outstanding on accounts owed by such account debtor and any Affiliate of the account debtor to such Person have remained unpaid for more than one hundred twenty (120) days from the dates of their original invoices (or have remained unpaid for more than ninety (90) days from the due date in the case of instruments, lease agreements and chattel paper),

                      (x) the amount of all discounts, allowances, rebates, credits and adjustments claimed and available to such Accounts,

                      (xi) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied,

                    (xii) any Account which, when aggregated with all other Accounts of the same account debtor, constitutes more than 10% of such Person's total Eligible Accounts before deductions made pursuant to this clause, and

                   (xiii) any Account reasonably rejected by the Bank as unsuitable (the Bank to advise the Borrower which accounts are rejected with 10 days advance notice).

                 Eligible Foreign Accounts means, at any time, the amount equal to the aggregate unpaid amount (without duplication) of a Person's (a) Accounts due from a customer whose principal place of business is located outside of the United States of America and (b) Foreign Accounts; provided that such Accounts and Foreign Accounts are due from and payable by the foreign subsidiaries of Texaco, Inc., Shell Oil Company, British Petroleum Company, Halliburton Company, Weatherford International, Inc., Dresser Industries, Inc., Schlumberger, Ltd., Conoco, Inc., Amoco Corporation, Phillips Petroleum Company, Atlantic Ritchfield Company, Chevron Corporation, Mobil Corporation, Exxon Corporation or Baker Hughes, Inc. and otherwise meet the requirements of Eligible Accounts (other than clauses (iii) and (viii) of the definition of Eligible Accounts).

                 Eligible L/C-Backed Accounts means, at any time, the amount equal to the aggregate unpaid amount of a Person's Accounts that meet the requirements of Eligible Accounts (other than clauses (iii) and (viii) of the definition of Eligible Accounts) and that are 100% backed by irrevocable letters of credit (y) that are issued or confirmed by a bank (an "Approved Issuer") that is organized under the laws of the United States of America or a State thereof and has capital and surplus in excess of $250,000,000, and are otherwise in from, scope and substance acceptable to the Bank (including, without limitation, expiration dates and conditions, if any, to the right of the beneficiary to draw drafts thereunder), and (z) that have been transferred or assigned to the Bank, as applicable, so as to perfect a first priority security interest therein in favor of the Bank, including, without limitation, delivery of the original letters of credit and any and all amendments thereto to the Bank.

                 Environmental Indemnity means one or more Environmental Risk Agreements in form and substance acceptable to the Bank, to be executed on behalf of the Borrower and International, and covering the Pledged Real Property, as the same may be renewed, modified, extended, supplemented or rearranged, at any time or from time to time.

                 Environmental Laws means any and all laws, subsequent enactments, amendments and modifications, including without limitation, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

                 Environmental Questionnaire means one or more environmental questionnaires in form and substance acceptable to the Bank, to be executed on behalf of International, and covering the Pledged Real Property, as the same may be renewed, modified, extended, supplemented or rearranged, at any time or from time to time.

                 EPA means the United States Environmental Protection Agency, and any successor agency.

                 ERISA means the Employment Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

                 Eurocurrency Liabilities has the meaning assigned to such term in Regulation D of the Federal Reserve Board, as in effect from time to time.

                 Eurodollar Rate means, for each Interest Period for any Eurodollar Rate Loan, an interest rate per annum (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined pursuant to the following formula:

         Eurodollar Rate =                    LIBOR
                           ----------------------------------------------
                                  1.00 - Eurodollar Reserve Percentage

         Where,

                          Eurodollar Reserve Percentagemeans the maximum reserve percentage in effect on the date LIBOR for such Interest Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period; and

                          LIBOR means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rates of interest per annum notified to the Bank as the rate of interest at which dollar deposits in an amount approximately equal to the amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by the Bank and having a maturity equal to such Interest Period would be offered to major banks in the London Interbank market at their request at or about 11:00 a.m. (London Time) on the second Business Day before the commencement of such Interest Period.

                 Eurodollar Rate Loan means a Revolving Credit Loan that bears interest based on the Eurodollar Rate.

                 Event of Default means any event specified in Section 7.1 of this Agreement, provided that any requirement in connection with such event for the giving of notice or lapse of time has been satisfied.

                 Foreign Accounts means with respect to any Person all of such Person's Accounts which are generated from the sale or lease of goods or the provision of services from installations of such Person outside of the United States unless the invoices with respect to such Accounts are payable by the account debtor from a location within the United States.

                 Foreign Subsidiaries means the foreign Subsidiaries of the Borrower listed on Schedule 2.13 hereto.

                 GAAP means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

                 Governmental Authority means any nation or government, any state, province, county, city or other political subdivision, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 Hazardous Materials means any substance or material which is or becomes regulated by, or which may form the basis of liability under, any Environmental Law.

                 Hazardous Materials Contamination means the contamination (whether presently existing or hereafter occurring) of the buildings, facilities or improvements, air, soil, groundwater or surface water of the Property or other property as a result of the presence of Hazardous Materials on the Property at any time.

                 Indebtedness means the total liabilities of a Person calculated in accordance with GAAP consistently applied.

                 Insolvency or Insolvent means, with reference to a Person other than a partnership, (i) the sum of its debts is greater than all of its properties, at a fair valuation, exclusive of any properties transferred, concealed, or removed with intent to hinder, delay, or defraud creditors, or
(ii) is generally not able to pay its debts as they become due; and with reference to a partnership, a Person is insolvent hereunder if (a) its financial condition is such that the sum of its debts is greater than the aggregate of, at a fair valuation, (i) all of such partnership's properties exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors of the partnership, and (ii) the sum of the excess of the value of each general partner's non-partnership properties, exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors, over such partner's non-partnership debts, or (b) is generally not able to pay its debts as they become due.

                 Interest Payment Date means, with respect to each Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, and with respect to Prime Rate Loans, the last day of each calendar month and on each date a Prime Rate Loan is converted into a Eurodollar Rate Loan; provided, however, that if any Interest Period for Eurodollar Rate Loan exceeds three (3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

                 Interest Period means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which such Loan is converted to such Eurodollar Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                      (i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

                      (ii) no Interest Period for any Loans shall extend beyond the Termination Date.

                 Interest Rate Contracts means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

                 International means Lawrence International, Inc., a Delaware corporation and Affiliate of the Borrower.

                 Junior Creditor means the Parent.

                 Lease Subordination Agreements means one or more lease subordination agreements in form and substance acceptable to the Bank, to be executed by each Person that leases or occupies all or any part of the Pledged Real Property, as the same may be modified or amended, at any time or from time to time.

                 Lending Office means the office of the Bank set forth in
Section 8.8 hereof or such other office or offices of the Bank as the Bank may from time to time specify to the Borrower.

                 Letter of Credit Agreements means the application and letter of credit agreements now or hereafter executed by the Borrower, such agreements to be on the Bank's standard form (with such changes thereto as the Borrower and the Bank may agree from time to time) and completed in form and substance satisfactory to the Bank.

                 Letter of Credit means a letter of credit issued pursuant to
Section 3.2 hereof and Letters of Credit means the letters of credit so issued.

                 Lien shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it or he has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                 Line of Credit means the line of credit provided for in
Section 3.2 hereof.

                 Line of Credit Commitment means the commitment of the Bank to make loans pursuant to Section 3.2 in the maximum aggregate amount not to exceed the sum of $3,000,000 at any time outstanding.

                 Loan means the Term Loan or a Revolving Credit Loan, and Loans means the Term Loan and the Revolving Credit Loans.

                 Loan Documents means this Agreement, the Notes, the Letter of Credit Agreements, the Security Instruments, the Affiliate Subordination Agreement, the Interest Rate Contracts between the Borrower and the Bank, and any and all other documents and instruments executed in connection therewith or contemplated thereby.

                 Loan Formula means at any time the amount equal to the sum of (without duplication) (i) an amount equal to 80% of the Eligible Accounts of the Borrower, plus (ii) an amount equal to 80% of the Eligible Foreign Accounts of the Borrower and the Foreign Subsidiaries, plus (iii) an amount equal to 100% of the Eligible L/C-Backed Accounts of the Borrower and the Foreign Subsidiaries, in each case as of the last day of the preceding month.

                 Loan Formula Certificate means a loan formula certificate in substantially the form attached hereto as Exhibit E, setting forth the computation of the Loan Formula as of the close of business on the last day of the month immediately preceding the day that such loan formula certificate is delivered on behalf of the Borrower to the Bank pursuant to Section 5.1 hereof.

                 Mandatory Prepayments means such payments from the Borrower to the Bank as may be necessary to reduce the aggregate principal amount of indebtedness and liabilities of the Borrower under the Revolving Credit Note (including total Credit Exposure) to an amount permitted by the Loan Formula and this Agreement.

                 Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Borrower and its Subsidiaries and International taken as a whole or (b) the Borrower's or International's ability to perform under any Loan Document to which it is a party or to pay the Obligations in accordance with the terms of this Agreement and the other Loan Documents or the Bank's rights to enforce or collect the Obligations.

                 Maturity Date means the earlier to occur of (a) December 1, 2000 or (b) the date on which the Term Note shall be accelerated in accordance with the provisions of this Agreement.

                 Maximum Rate means the maximum lawful rate of interest permitted by applicable usury laws, now or hereafter enacted, which interest rate shall change when and as such laws change, to the extent permitted by such laws, effective on the day such change in such laws becomes effective; provided, however, that the term "Maximum Rate" shall mean a rate of interest equal to five percentage points above the Prime Rate, as it varies, if there is no Maximum Rate under applicable usury laws.

                 Net Income means, for any period, a Person's consolidated net income (or loss) after income and franchise taxes determined in conformity with GAAP, but excluding: (a) the income of any other Person (other than Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless and only to the extent received by such Person or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset dispositions or adjustments to the carrying value of non-current assets; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary non-cash gains or extraordinary non-cash losses.

                 Note means the Term Note or the Revolving Credit Note, and Notes means the Term Note and the Revolving Credit Note, as any or all of the same may be renewed, rearranged, modified, increased or extended at any time or from time to time.

                 Notice of Borrowing means a notice given by the Borrower to the Bank pursuant to Section 3.3 of this Agreement, in substantially the form of Exhibit F to this Agreement.

                 Notice of Conversion/Continuation means a notice given by the Borrower to the Bank pursuant to Section 3.4 of this Agreement, in substantially the form of Exhibit G to this Agreement.

                 Obligations means the obligations and liabilities of the Borrower to the Bank evidenced by this Agreement, the Notes, the Letter of Credit Agreements, the other Loan Documents, the obligations and liabilities of International to the Bank evidenced by the Loan Documents to which International is a party, and any and all other indebtedness, liabilities and obligations whatsoever of the Borrower and, or International to the Bank, whether direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising, and howsoever evidenced, whether joint or several, and whether evidenced by note, draft, acceptance, guaranty, open account, letter of credit, surety agreement or otherwise; its being contemplated by the parties hereto that the Borrower may become indebted to the Bank in further sum or sums.

                 Parent means Lawrence Industries, Inc., a Delaware corporation and owner of 100% of the capital stock of the Borrower and International.

                 Permitted Liens means (i) liens created by the Security Instruments or this Agreement, (ii) liens for taxes, assessments and other governmental charges not yet payable, or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of the Borrower, (iii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business,

(iv) landlords', mechanics', materialmen's, warehousemen's, carriers', vendors' or other like liens arising by operation of law in the ordinary course of business securing obligations which are not overdue for a period longer than 90 days, or which are being contested in good faith by appropriate proceedings and against which the Borrower has provided adequate reserves in accordance with GAAP, (v) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other minor title exceptions with respect to property which do not materially impair the use of such property in the operation of the business of the Borrower or International, as applicable, or the value of such property, (vi) inchoate statutory liens, liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect, (vii) purchase money Liens or purchase money security interests on any fixed asset acquired or held by the Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such fixed asset; provided that any such Lien attaches to such fixed asset concurrently with or within thirty (30) days after the acquisition thereof and provided that at the time any such purchase money Lien or purchase money security interest attaches, the aggregate principal amount of all Indebtedness outstanding at any one time that is secured by such purchase money Lien or purchase money security interest when aggregated with the outstanding amount of all other Indebtedness permitted in clauses (ii) and
(iii) of Section 6.1 hereof shall not exceed $700,000, (viii) adverse claims and disputes that (A) arise with respect to the Borrower's Accounts, (B) arise in the ordinary course of the Borrower's business, (C) were not incurred in connection with the borrowing of money or obtaining of advances or credit, (D) do not in the aggregate (I) materially detract from the value of the Borrower's Accounts or (II) materially impair, or interfere with, the operation of the Borrower's business, and (E) would not otherwise cause or result in a Default or Event of Default, and (ix) liens permitted in the Security Instruments or otherwise by the Bank in writing.

                 Person means any corporation, partnership, trust, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality.

                 Plan means any plan subject to Title IV of ERISA and maintained by the Borrower or any Subsidiary or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of its employees.

                 Pledged Real Property means all that certain real property and the improvements located thereon, and all rights and appurtenances thereunto belonging, as described with particularity on Exhibit "B" attached hereto and made a part hereof for all purposes.

                 Prime Rate means the variable per annum rate of interest most recently announced by the Bank as its "prime rate," with the understanding that the Bank's "prime rate" may be one of several base rates and serves as a basis upon which effective rates of interest from time to time are calculated for loans making reference thereto and may not be the lowest of the Bank's base rates.

                 Prime Rate Loan means a Revolving Credit Loan that bears interest based on the Prime Rate.

                 Prior Note means that certain promissory note dated January 15, 1993, executed by the Borrower and payable to the order of the Bank in the original principal amount of

$4,875,370.04, which note was given in renewal, rearrangement, increase and modification of, but not in novation or discharge of, that certain revolving credit note dated November 8, 1991, executed by the Borrower and payable to the order of the Bank in the original principal amount of $5,000,000.

                 Property means any right or interest of the Borrower, its Subsidiaries and, or International in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

                 Regulation U means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 221.

                 Regulation X means Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 224.

                 Revolving Credit Loan means an advance by the Bank to the Borrower pursuant to Section 3.2(a) of this Agreement and may be a Prime Rate Loan or a Eurodollar Rate Loan, and Revolving Credit Loans means all advances by the Bank to the Borrower pursuant to Section 3.2(a) of this Agreement.

                 Revolving Credit Note means a promissory note of the Borrower payable to the order of the Bank in substantially the form attached hereto as Exhibit D evidencing the indebtedness of the Borrower to the Bank arising under the Line of Credit, as such note may be replaced, renewed, extended, modified, supplemented, or rearranged from time to time or at any time.

                 Revenue Producing Assets means, for any Person, such Person's inventory of (i) revenue producing tools, (ii) components, subassemblies, and expendable (replacement) parts of or for revenue producing tools, (iii) revenue producing tools and expendable (replacement) parts therefor in production, and
(iv) raw materials used to build the assets described in the foregoing clauses
(i), (ii) and (iii).

                 Security Agreement means (i) that certain Amended and Restated Security Agreement dated as of December 1, 1993, between the Borrower, as debtor, and the Bank, as secured party, amending and restating that certain Security Agreement dated as of February 10, 1992, between the Borrower, as debtor, and the Bank, as secured party, and (ii) any one or more other security agreements in form and substance acceptable to the Bank, to be executed on behalf of the Borrower, in each instance, as the same may be renewed, modified, extended, supplemented, rearranged, amended, or restated, at any time or from time to time.

                 Security Instruments means the Assignment of Leases, the Deed of Trust, the Environmental Indemnity, the Environmental Questionnaire, the Lease Subordination Agreements, the Tenant Estoppel Letters and the Security Agreement, together with all financing statements and other documents necessary for recordation of the same or perfection of the liens, mortgages and security interests granted thereby.

                 Subordinated Indebtedness means the Indebtedness of a Person, calculated in accordance with GAAP consistently applied, heretofore or hereafter incurred, that, by the express terms of the instrument evidencing or creating such Indebtedness or by the terms of a subordination agreement in form and substance satisfactory to the Bank, is validly and effectively made subordinate and subject in right to payment, to whatever extent the Bank may require, to the prior payment of the Obligations to the Bank.

                 Subsidiary means, with respect to any Person, (a) any corporation of which more than 50 percent of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by such Person and, or, one or more of its Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has a greater than 50% equity interest at the time.

                 Tangible Net Worth of a Person means, at any time, the total assets of such Person less the total liabilities of such Person as set forth on its balance sheet at such date, prepared in accordance with GAAP consistently applied, plus Subordinated Indebtedness of such Person, except that the sum of the following shall be excluded therefrom: (i) goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisition of Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers acceptable to the Bank at the time of acquisition indicates sufficient value to cover such excess, (ii) patents, trademarks, copyrights, intangibles and other similar assets, and
(iii) any treasury stock.

                 Tenant Estoppel Letters means one or more tenant estoppel letters, in form and substance acceptable to the Bank, to be executed by each Person that leases or occupies all or any part of the Pledged Real Property, as the same may be modified or amended, at any time or from time to time.

                 Termination Date means the earlier to occur of (i) December 13, 1996, or (ii) the date on which the Line of Credit Commitment is terminated pursuant to the terms hereof.

                 Term Loan means any extension of credit by the Bank to the Borrower pursuant to Section 3.1 of this Agreement.

                 Term Note means the promissory note dated December 1, 1993, executed by the Borrower and payable to the order of the Bank in the original principal amount of $10,000,000 (a copy of which is attached hereto as Exhibit
A), as such note may be replaced, renewed, extended, modified, supplemented, or rearranged from time to time or at any time.

                 UCC means the Texas Business and Commerce Code as presently enacted or hereafter amended.

                 U.S. Subsidiaries means any Subsidiary incorporated under the laws of the United States of America or any state thereof.

                 Working Capital means, at any time, the excess of the Current Assets of a Person over the Current Liabilities of such Person.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES. The Borrower represents, warrants and agrees as follows:

         Section 2.1 Corporate Authority. Each of the Borrower, its Subsidiaries and International is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction, as the case may be, of its incorporation and is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such licensing and qualification and in which failure to be so licensed or qualified would have a Material Adverse Effect, and has all powers and all permits, consents and authorizations necessary to own and operate its properties and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement by the Borrower, the borrowings hereunder and the execution and delivery of the Notes and the other Loan Documents by the Borrower and International, as applicable, (i) have been duly authorized by proper corporate proceedings, and (ii) will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Articles of Incorporation or Bylaws of the Borrower, its Subsidiaries and International, or of any mortgage, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon the Borrower, its Subsidiaries or International. No consent of the Borrower's, or any of its Subsidiaries' or International's shareholders or any holder of any Indebtedness of the Borrower, any of its Subsidiaries, or International is required as a condition to the validity of this Agreement or any other Loan Document. This Agreement, the Notes, and the other Loan Documents, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, its Subsidiaries and International in accordance with their respective terms.

         Section 2.2 Financial Statements. The audited annual financial statements of the Borrower at April 30, 1995 and the interim financial statements of the Borrower for the five months ended September 30, 1995, and the related statements of income and retained earnings and cash flow for the periods then ended, copies of which have been delivered to the Bank, fairly present the financial position of the Borrower and its Subsidiaries at April 30, 1995 and September 30, 1995, and the results of its operations and the changes in its financial position for the periods then ended in conformity with GAAP applied on a basis consistent with the preceding period; provided, however, that the interim financial statements of the Borrower shall not be required to include statements of retained earnings and cash flow, and shall not be required to contain footnote disclosures in accordance with GAAP. Such financial statements are true and correct in all material respects and have been prepared in accordance with GAAP consistently followed throughout the periods involved. No material adverse change has occurred since September 30, 1995, in the financial position or in the results of operations of the Borrower and its Subsidiaries or in any of their businesses.

         Section 2.3 Governmental Approvals. No approvals of any Governmental Authority having jurisdiction over the Borrower, any of its Subsidiaries, or International are necessary to permit the Borrower, any of its Subsidiaries or International to enter into this Agreement, the Note and the other Loan Documents, to borrow hereunder and to grant security as provided herein and therein.

         Section 2.4  Litigation.

                 (a) As of the date of execution of this Agreement, except as set forth on Schedule 2.4 hereto, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or International before any court or Governmental Authority which, if such action, suit or proceeding were adversely determined,
(i) would subject the Borrower, any of its Subsidiaries or International to any liability not fully covered by insurance (subject to normal deductibles), and
(ii) would have a Material Adverse Effect.

                 (b) Except as set forth on Schedule 2.4 hereto, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or International before any court or Governmental Authority which, if such action, suit or proceeding were adversely determined, would have a Material Adverse Effect.

         Section 2.5 No Event of Default. No Default or Event of Default has occurred and is continuing.

         Section 2.6 Use of Proceeds. The proceeds of the Term Loan have been used by the Borrower (i) to refinance the outstanding principal balance of the Prior Note on the Closing Date, (ii) for the expansion of the Borrower's Revenue Producing Assets, and (iii) the remainder, for the general corporate purposes of the Borrower. The proceeds of the Revolving Credit Loans will be used by the Borrower for working capital purposes. All loans evidenced by the Notes are and shall be "business loans," as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business or commercial purposes and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Article 5069-1.04, Texas Credit Code, Regulation Z promulgated by the Board of Governors of the Federal Reserve System, and Titles I and V of the Consumer Credit Protection Act.

         Section 2.7  Properties.   Each of the Borrower, its Subsidiaries and
International has and will continue to have in all material respects good and indefeasible title to all of its assets and properties, free and clear of all liens, mortgages, security interests and other encumbrances, except for Permitted Liens.

         Section 2.8 Status. Neither the Borrower, any of its Subsidiaries nor International is (i) subject to regulation as a "public utility" or "public service corporation" or the equivalent under any applicable federal or state law, (ii) an "investment company" or a company "controlled" by an "investment company" or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended, or (iii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utilities Holding Company Act of 1935, as amended.

         Section 2.9 Tax Returns. Each of the Borrower, its Subsidiaries and International has filed all United States tax returns and all city, state and foreign tax returns required to be filed by it, or obtained extensions of time for filing such returns (without penalty), and has paid, or made provisions for the payment of, all taxes which have become due pursuant to any such return or pursuant to any assessment received by the Borrower, any of its Subsidiaries or International, as applicable, except such taxes and assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, and to the best of the Borrower's knowledge, such returns properly reflect in all material respects any United States income tax, foreign tax, state tax and city tax of the Borrower, any of its Subsidiaries or International, as applicable, for the periods covered thereby.

         Section 2.10 Liens and Security Interests. The security interests, mortgages and liens attaching to the Collateral will constitute at all times valid, perfected and enforceable first priority security interests, mortgages and liens in favor of the Bank, subject to no prior or superior lien, mortgage, security interest or other encumbrance, except Permitted Liens. Before any funding under the Notes, the Borrower has taken and has caused its Subsidiaries and International to take, or will have participated with the Bank in taking, all necessary action (including making all necessary filings) to provide the Bank with first priority perfected security interests, mortgages and liens in the Collateral under the laws of all applicable jurisdictions. Notwithstanding anything contained herein (a) with respect to equipment in which a security interest would be perfected by taking possession of, or noting a lien on, a certificate of title or similar document, the Borrower shall not be required to take action to perfect security interests in such equipment, (b) with respect to equipment which is leased to lessees located in jurisdictions where no UCC-1 financing statement in favor of the Bank has been filed, the Borrower shall be required to sign and file a UCC-1 financing statement only if requested to do so by the Bank in writing, (c) to the extent equipment or inventory is located outside the United States in the ordinary course of the Borrower's business, the Borrower shall not be required to perfect the security interest of the Bank in such Collateral, and (d) the Borrower shall not be required to perfect the security interest of the Bank in Foreign Accounts except to the extent that such security interest can be perfected by filing in the United States.

         Section 2.11 Availability of Records. The Borrower will, and will cause each of its Subsidiaries and International to, permit any representative, accountant, officer, employee, or attorney of the Bank to (i) visit and inspect any of their properties, (ii) examine their books and financial records, (iii) verify the due investment and application of the proceeds of the Note in accordance with Section 2.6 hereof, and (iv) discuss their affairs, finances and accounts with their officers and independent certified public accountants, all at such reasonable times and during reasonable business hours, and as often as the Bank may deem necessary.

         Section 2.12 Regulations U and X. No part of the proceeds received by the Borrower hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purpose of purchasing or carrying, any "margin stock," as such term is defined in Regulation U. No part of the proceeds received by the Borrower from the loans made hereunder will be used for any purpose which violates Regulation X.

         Section 2.13 Subsidiaries. Except as set forth on Schedule 2.13 hereto, neither the Borrower nor any of its Subsidiaries has any Subsidiaries or investments in any Person (other than Cash Equivalents).

         Section 2.14 ERISA. Each of the Borrower, its Subsidiaries and International is in compliance in all material respects with the applicable provisions of ERISA and, to the best of the Borrower's knowledge, no "reportable event," as such term is defined in
Section 4043 of ERISA, has occurred with respect to any Plan of the Borrower, its Subsidiaries or International.

         Section 2.15 Solvency. Neither (a) the Borrower, (b) the Borrower and its Subsidiaries taken as a whole, or (c) International, is Insolvent and, after giving effect to the transactions contemplated hereby and by the other Loan Documents, neither (a) the Borrower, (b) the Borrower and its Subsidiaries taken as a whole, or (c) International will become Insolvent as a result thereof. Each of (a) the Borrower, (b) the Borrower and its Subsidiaries taken as a whole, and (c) International is and will be able to pay its debts as they become due, and has and will have capital sufficient to carry on its business and all businesses in which it is about to engage; owns and will own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts and obligations; and, after giving effect to the transactions contemplated hereby and by the other Loan Documents, neither (a) the Borrower, (b) the Borrower and its Subsidiaries taken as a whole, or (c) International will have incurred, intended to incur, or believe that it has incurred, debts beyond its ability to pay as such debts become due.

         Section 2.16  Environmental Condition of the Property.

                 (a) The location, construction, occupancy, operation, condition and use of the Property do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including without limitation all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws where such violation could reasonably be expected to have a Material Adverse Effect.

                 (b) Without limitation of (a) above, neither the Property nor the Borrower, any of its Subsidiaries or International is in violation of or subject to any existing, pending or threatened administrative enforcement proceeding, notice of violation, administrative or consent order or agreement, litigation or settlement by any Governmental Authority or subject to any investigatory or remedial obligations under any Environmental Laws with respect to the presence or suspected presence of Hazardous Materials Contamination where such violation, proceeding, notice, order, agreement, litigation, settlement or obligation would have a Material Adverse Effect.

                 (c) Neither the Borrower, any of its Subsidiaries nor International is subject to any liability or obligation, where such liability or obligation could reasonable be expected to have Material Adverse Effect, relating to (i) the environmental conditions on, under or about the Property which violate Environmental Laws, including without limitation, the air, soil, surface and ground water conditions at the Property; or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Materials which violate Environmental Laws.

                 (d) The Borrower, its Subsidiaries and International have obtained or are pursuing all permits, licenses or similar authorizations required under any Environmental Law to construct, occupy, operate or use, or relating to the existence of buildings, improvements, facilities, fixtures and equipment forming a part of the Property.

                 (e) The Borrower, each of its Subsidiaries and International is not aware that any Hazardous Materials are now located on the Property or have escaped or been released into the environment, or deposited, spilled, leaked, discharged, or disposed of at, on, from, under or near the Property or any portion thereof when the maintenance of such Hazardous Materials on the Property or such escape, release, deposit, spill, leak, discharge or disposal could reasonably be expected to have a Material Adverse Effect. In addition, (a) no portion of the Property is being used nor, to the knowledge of the Borrower, or its Subsidiaries, or International has been used by any Person at any previous time for the generation, disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of Environmental Laws, and (b) no part of the Property is affected by any Hazardous Materials Contamination, in either case where such use or if such effect could reasonably be expected to have a Material Adverse Effect.

                 (f) To the best of Borrower's, its Subsidiaries' and International's knowledge, no property adjoining or within a one-half mile radius of any Property is being used, or has been used at any previous time, for the generation, treatment, storage, processing, disposal or other handling of Hazardous Materials in violation of Environmental Laws, where such use could reasonably be expected to have a Material Adverse Effect.

                 (g) The Property is not currently on, and to Borrower's and the Subsidiaries' knowledge, has never been on, any federal or state "superfund" or "superlien" list or registry.

         Section 2.17 Compliance. Each of the Borrower, its Subsidiaries and International is in compliance in all respects with all applicable governmental approvals and laws, ordinances and regulations, including without limitation, the Americans with Disabilities Act, Environmental Laws and zoning, land use, and building laws, ordinances and regulations, except to the extent that such non-compliance would not have a Material Adverse Effect.

         Section 2.18 Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower, any of its Subsidiaries or International to Bank for purposes of or in connection with this Agreement, the Notes, and the other Loan Documents, or any transaction contemplated therein is, and all other such information hereafter furnished by or on behalf of the Borrower, any of its Subsidiaries or International to the Bank will be, true and accurate on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.


ARTICLE 3.  THE CREDIT FACILITY.

         Section 3.1  Term Loan.

                 (a) Subject to and upon the terms, conditions, covenants and agreements contained in the Prior Loan Agreement, the Bank advanced to the Borrower the sum of $10,000,000 evidenced by the Term Note. The principal amount from time to time outstanding under the Term Note shall bear interest during each day the loan evidenced thereby is outstanding at a variable per annum rate equal to the lesser of (i) the Basic Rate, as it varies, or (ii) the Maximum Rate, as it varies. Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the rate of interest payable under the Term Note shall be the Maximum Rate until the Bank shall have received the amount of interest the Bank otherwise would have received if the interest payable thereunder had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate. All past due principal and interest hereunder and under the Term Note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the Default Rate from the date payment thereof shall have become due until same shall have been discharged fully by payment.

                 (b) The principal of and interest to accrue on the Term Note shall be due and payable as set forth in the Term Note.

                 (c) All renewals, extensions, modifications, increases, and rearrangements of the Term Note, if any, shall be deemed to be made pursuant to this Agreement and, accordingly, shall be subject to the terms and provisions hereof, and the Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase, or arrangement date, all of the representations, warranties, covenants and agreements set forth herein.

                 (d) The Term Note was given in renewal, rearrangement, increase and extension of, but not in novation or discharge of, the principal balance of the Prior Note outstanding on December 1, 1993.

         Section 3.2  Revolving Line of Credit.

                 (a) Subject to, and upon the terms, conditions, covenants and agreements contained herein, the Bank agrees to make advances to the Borrower at any time, and from time to time, prior to the Termination Date, in such amounts as the Borrower may request up to, but not exceeding, an aggregate principal amount at any one time outstanding equal to the lesser of the Line of Credit Commitment or the Loan Formula less, however, in each instance, (i) the sum of the aggregate amount of the then existing Credit Exposure and (ii) the principal amount outstanding under the Revolving Credit Note.

                 (b) Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the applicable Letter of Credit Agreements delivered in accordance with Section 3.3 hereof, the Bank agrees to issue Letters of Credit for the account of the Borrower at any time and from time to time, prior to the Termination Date, in such amounts as the Borrower may request up to, but not exceeding, an aggregate undrawn face amount at any time outstanding equal to $500,000; provided, however, at no time shall the sum of the then existing Credit Exposure and the principal amount outstanding under the Revolving Credit Note exceed the lesser of the Line of Credit Commitment or the Loan Formula.

                 (c) Prior to the Termination Date, the Borrower may request issuance of Letters of Credit, borrow, repay, and reborrow hereunder as long as the sum of the Credit Exposure and the outstanding principal amount owing to the Bank at any one time does not exceed the lesser of (i) the Line of Credit Commitment or (ii) the Loan Formula. All Revolving Credit Loans under the Line of Credit shall be evidenced by the Borrower's Revolving Credit Note payable to the order of the Bank.

                 (d) Subject to Section 3.2(f), each Revolving Credit Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the lesser of (i) the Maximum Rate, on the one hand, and (ii) the Eurodollar Rate or the Prime Rate, as the case may be, plus the Applicable Margin, on the other hand (any interest rate referred to in this Section 3.2(d)(ii), and together with the Default Rate, is referred to in the next succeeding sentence as an "Accrual Rate"). Notwithstanding the foregoing, if at any time the Accrual Rate shall exceed the Maximum Rate and thereafter the Accrual Rate shall become less than the Maximum Rate, the rate of interest payable hereunder and under the Revolving Credit Note shall be the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received if the Accrual Rate had not been limited by the Maximum Rate during the period of time the Accrual Rate exceeded the Maximum Rate.

                 (e) The aggregate principal amount of Revolving Credit Loans then outstanding shall be due and payable in full on the Termination Date.

                 (f) Interest on each Revolving Credit Loan shall be payable in arrears on each Interest Payment Date, and for Prime Rate Loans, on each Conversion Date in respect thereof; provided, however, that as to any Revolving Credit Loan with respect to which the Borrower has requested an Interest Period of six months the Borrower shall also pay interest at three months. Interest shall also be payable on the date of any prepayment of Revolving Credit Loans pursuant hereto for the portion of the Revolving Credit Loans so prepaid and upon payment (including prepayment) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be payable on demand. All past due principal and interest hereunder and under the Revolving Credit Note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the Default Rate from the date payment thereof shall have become due until same shall have been discharged fully by payment.

                 (g) All renewals, extensions, modifications, increases, and rearrangements of the Revolving Credit Note, if any, shall be deemed to be made pursuant to this Agreement and, accordingly, shall be subject to the terms and provisions hereof, and the Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase, or rearrangement date, all of the representations, warranties, covenants and agreements set forth herein.

         Section 3.3  Advances and Letters of Credit.

                 (a) Each Borrowing of Revolving Credit Loans shall be made upon the irrevocable written notice of the Borrower in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 11:00 a.m. (Houston, Texas time) (i) two (2) Business Days prior to the requested borrowing date, in the case of Eurodollar Rate Loans, (ii) one (1) Business Day prior to the requested borrowing date, in the case of Prime Rate Loans, specifying:

                 (1)      the total amount of the Borrowing;

                 (2) the requested borrowing date which shall be a Business Day;

                 (3) whether the Borrowing is to be a Revolving Credit Loan comprised of Eurodollar Rate Loans, or Prime Rate Loans or a request for the issuance of a Letter of Credit by Bank, and the amount of each in conformance with Section 3.2 above; and

                 (4) the duration of the Interest Period applicable to such Loans included in such notice, subject to the definition of Interest Period. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be three months;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Bank as aforesaid not later than 11:00 a.m. (Houston, Texas time) one (1) Business Day before the Closing Date and such Borrowing will consist of Prime Rate Loans only.

                 (b) The Bank will make the amount of the Borrowing available to the Borrower by 10:00 a.m. (Houston, Texas time) on the borrowing date requested by the Borrower. Unless any applicable condition specified in
Article 4 has not been satisfied, the proceeds of all such Revolving Credit Loans will then be made available to the Borrower by crediting the account of the Borrower on the books of the Bank.

                 (c) The provisions of Section 3.3(a) notwithstanding, if the Borrower shall not have given a timely notice of a Borrowing to be made on the last day of any Interest Period for outstanding Eurodollar Rate Loans, then unless the Bank shall have received notice that the Borrower elects not to make a Borrowing on such day (such notice to have been received at least two Business Days prior to such day) the Bank shall be deemed to have received a Notice of Borrowing from the Borrower requesting Prime Rate Loans to be made on such day in an amount equal to the amount of such outstanding Eurodollar Rate Loans reduced to the extent necessary to reflect any reductions of the Commitments on or prior to such day.

                 (d) Each Letter of Credit shall be issued upon receipt by the Bank of a duly executed Letter of Credit Agreement not later than 11:00 a.m. (Houston, Texas time) three (3) Business Days prior to the date set for the issuance of such Letter of Credit. Each request for a Letter of Credit shall be irrevocable. Any request for amendment to or extension of the expiry date of any previously issued Letter of Credit shall be submitted pursuant to a written request by the Borrower to the Bank not later than two (2) Business Days prior to the date of the proposed amendment or extension. The Bank shall not amend or extend the expiry date of any Letter of Credit if the issuance of a new Letter of Credit having the same terms and conditions as such Letter of Credit as so amended or extended would be prohibited by any provision of
Section 3.2 or 3.3(d) of this Agreement.

         Section 3.4  Conversions and Renewals.

                 (a) The Borrower may upon irrevocable written notice to the Bank:

                               (i)         elect to convert on any Business
         Day, any Prime Rate Loans (or any part thereof) into Eurodollar Rate Loans,

                              (ii) elect to convert on any Interest Payment Date, any Eurodollar Rate Loans maturing on such Interest Payment Date (or any part thereof) into Prime Rate Loans;

                             (iii) elect to renew, on any Interest Payment Date therefor, any Eurodollar Rate Loans (or any part thereof);

                 (b) The Borrower shall deliver by telex, cable or facsimile, confirmed immediately in writing, a Notice of Conversion/ Continuation in substantially the form of Exhibit G not later than 11:00 a.m. (Houston, Texas time) at least (i) two (2) Business Days in advance of the Conversion Date or renewal date, if the Revolving Credit Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one (1) Business Day in advance of the Conversion Date or renewal date, if the Revolving Credit Loans are to be converted into or renewed as Prime Rate Loans, specifying

                 (1)      the proposed Conversion Date or renewal date;

                 (2) the aggregate amount of Revolving Credit Loans to be converted or renewed;

                 (3) the nature of the proposed conversion or continuation; and

                 (4) the duration of the requested Interest Period, subject to the definition of Interest Period.

                 (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to select a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Event of Default shall then have occurred and be continuing, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Prime Rate Loans effective as of the expiration date of such current Interest Period.

         Section 3.5 Loan Formula. The aggregate principal amount at any time remaining unpaid on Revolving Credit Loans plus the sum of the then existing Credit Exposure will not be in excess of the lesser of (i) the Line of Credit Commitment or (ii) amount arrived at by the computation provided for in the Loan Formula.

         Section 3.6  Prepayments.

                 (a) Subject to Section 3.16, the Borrower may, at any time or from time to time, upon at least three (3) Business Days' notice to the Bank, prepay the Loans, in whole or in part, in amounts of Ten Thousand Dollars ($10,000) or any integral multiple of One Thousand Dollars ($1,000) above such amount; provided, however, that because the Revolving Credit Note is a master revolving credit note, the Revolving Credit Note shall remain in full force and effect until terminated as provided therein or until, at a time when no amounts, principal, interest or otherwise, are then owing, the Borrower releases the Bank from any obligation to make Loans and issue Letters of Credit pursuant to the Line of Credit. Any such prepayment shall be applied first to accrued interest under the Note or Notes being so prepaid, then to the discharge of any expenses or damages for which the Bank may be entitled to receive reimbursement under any agreement with the Borrower, and the balance remaining, if any, shall be applied to the reduction of principal of the Note being so prepaid in the inverse order of maturity. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of the Term Loan, Prime Rate Loans, or Eurodollar Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Borrower. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and the amounts required pursuant to Section 3.16.

                 (b) Subject to Section 3.16, the Borrower shall make all Mandatory Prepayments, if any, as and when each Loan Formula Certificate is delivered to the Bank pursuant to Section 5.1 of this Agreement.

                 (c) Any prepayments pursuant to Section 3.5(b) above made on a day other than an Interest Payment Date for any Revolving Credit Loan shall be applied first to Prime Rate Loans, if any, then outstanding and then to and Eurodollar Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Prime Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay Eurodollar Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Bank until the end of such Interest Period at which time such pledged amounts will be applied to prepay such Eurodollar Rate Loans.

         Section 3.7  Fees.

                 (a) Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee in an amount (the "Commitment Fee") equal to one-quarter of one percent (1/4%) per annum, multiplied by the average daily unused portion of the Line of Credit Commitment. The Commitment Fee shall accrue from the date this Agreement is executed by all parties hereto to the Termination Date and shall be payable quarterly in arrears, all such payments, except for the last such payment, becoming due and payable on the last day of each calendar quarter commencing with the calendar quarter ending March 31, 1996, 1996 and the last and final installment becoming due and payable on the Termination Date.

                 (b) Letter of Credit Fee. The Borrower agrees to pay to the Bank a letter of credit fee for issuing the Letters of Credit under the Line of Credit (calculated separately for each Letter of Credit) equal to one percent (1%) per annum of the face amount of each Letter of Credit (with a $300 minimum letter of credit fee per Letter of Credit issued). Such commission shall be due and payable upon issuance and be non-refundable. In addition, the Borrower shall pay the Bank its standard charges for opening, amending, negotiating and drawing Letters of Credit.

         Section 3.8  Payments.

                 (a) All payments of principal of and interest on the Notes shall be made to the Bank at its office set forth in Section 8.8.

                 (b) Whenever any payment of principal of or interest on the Notes shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall be payable for such extended time at the rate of interest with respect thereto in effect at the due date; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         Section 3.9  Computation of Fees and Interest.

                 (a) All computations of interest payable in respect of the Term Loan and Prime Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.

                 (b) Any change in the interest rate on a Loan resulting from a change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities, or the Prime Rate shall become effective as of the opening of business on the day on which such change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities, or the Prime Rate shall become effective. Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

         Section 3.10  Security.

                 (a) Payment of the Notes and the Obligations and the performance of the covenants set forth in this Agreement and the other Loan Documents will be secured, directly or indirectly, by a first priority perfected security interest, mortgage, assignment or lien, as the case may be, in and upon the following described property and assets:

                      (i) All of the Borrower's present and future accounts, inventory, equipment, fixtures, documents, instruments, general intangibles, chattel paper (as such terms are defined in the UCC), notes receivable, drafts, acceptances, patents, copyrights, trademarks, trade secrets and other intellectual property, rental agreements and lease agreements relating to any of the foregoing, and contract rights now owned or existing and hereafter acquired or arising, wherever located, and all the proceeds thereof, which property and assets are more particularly described in, and which security interests will be evidenced by, a Security Agreement; and

                      (ii) The Pledged Real Property and all leases of the Pledged Real Property, and all proceeds thereof, subject only to Permitted Liens, which Pledged Real Property is more particularly described in, and which liens will be evidenced by, a Deed of Trust and Assignment of Leases (provided, however, the Revolving Credit Note shall not be secured by a lien on the Pledged Real Property described in this clause (ii)).

                 (b) The Borrower will, and will cause each of its Subsidiaries and International to, execute, acknowledge and deliver to the Bank such instruments, mortgages, chattel mortgages, deeds of trust, security agreements, security agreement-pledges, statements, assignments and financing statements, in form and substance acceptable to the Bank as in the good faith and discretion of counsel for the Bank may be necessary to enforce, grant to the Bank and perfect in the United States the security interests, liens, assignments and mortgages on the Collateral. Each of the Borrower and the Bank agrees that all Collateral now or hereafter securing any of the Obligations hereunder also shall secure any and all other indebtedness and liabilities now or hereafter owing by the Borrower to the Bank.

         Section 3.11 No Default. The Bank may, but shall not be required to, make or continue any advance or issue any Letter of Credit under the Line of Credit or renew any Note if an event has occurred and is continuing which constitutes an Event of Default.

         Section 3.12  Certain Agreements Regarding Letters of Credit.

                 (a) The Bank shall not have any obligation to issue a Letter of Credit unless the Borrower shall have complied with all the terms and conditions of this Agreement. In the event the Bank has not been totally reimbursed for its payment of a draft drawn under a Letter of Credit, the unreimbursed amount shall bear interest from the date of such payment until reimbursement in immediately available funds at the Default Rate; provided, however, that the Borrower may satisfy its obligation to reimburse the Bank for the payment of a draft drawn under a Letter of Credit by requesting that the Bank make an advance under the Revolving Credit Note if there are sufficient unadvanced monies available thereunder.

                 (b) Each Letter of Credit (i) will be for the account of the Borrower; (ii) shall have an expiration date not exceeding one year after the Termination Date, unless otherwise agreed in writing by the Bank in its sole discretion; and (iii) shall contain such other reasonable terms and provisions as may be required or desired by the Bank.

                 (c) The Borrower assumes all risks of the acts or omissions of beneficiaries of any of the Letters of Credit with respect to their use of the Letters of Credit. The Bank will not pay drafts drawn under Letters of Credit unless such conform to the requirements of the applicable Letter of Credit. Except in the case of gross negligence or willful misconduct on the part of the Bank or any of its employees, neither the Bank nor its correspondents shall be responsible for the validity or genuineness of certificates or other documents, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; for errors, omissions, interruptions or delay in the transmission or delivery of any messages, by mail, telex or otherwise, whether or not they be in code; for errors in the translation or for errors in interpretation of technical terms; or for any consequences arising from causes beyond the Bank's control or the control of their correspondents; nor shall the Bank be responsible for any error, neglect or default of any of their correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Bank's rights or powers hereunder or under any Letter of Credit, all of which rights shall be cumulative. The Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation. In furtherance but not in limitation of the foregoing provisions, the Borrower agrees that any action taken by the Bank or any of its correspondents in good faith in connection with any such Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Bank or its correspondents under any resultant liability to the Borrower; and the Borrower makes a like agreement as to any inaction or omission, unless in breach of good faith.

         Section 3.13  Taxes.

                 (a) Any and all payments by the Borrower to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank's net income by the jurisdiction under the laws of which the Bank is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                 (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes"); provided, however, nothing in this Agreement shall be construed to require the Borrower to pay any Other Taxes if the payment of such Other Taxes by the Borrower is prohibited by applicable laws.

                 (c) The Borrower will indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.13) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date the Bank makes written demand therefor.

                 (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank then, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

                 (f) The agreements and obligations of the Borrower contained in this Section 3.13 shall survive the payment in full of principal and interest hereunder and under the Notes and are subject in their entirety to the terms and provisions of Section 8.6 hereof.

         Section 3.14  Illegality.

                 (a) If the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Bank to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Borrower (i) the obligation of the Bank to make Eurodollar Rate Loans shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exists;

                 (b) If it shall be unlawful to maintain any Eurodollar Rate Loan, the Borrower shall prepay in full all Eurodollar Rate Loans of the Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loans together with any amounts required to be paid in connection therewith pursuant to Section 3.16.

                 (c) If the Borrower is required to prepay any Eurodollar Rate Loan immediately as provided in Section 3.14(b), then concurrently with such prepayment, the Borrower shall borrow from the Bank, in the amount of such repayment, a Prime Rate Loan.

                 (d) If the obligation of the Bank to make or maintain Eurodollar Rate Loans has been terminated, the Borrower may elect, by giving notice to the Bank that all Revolving Credit Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Prime Rate Loans.

         Section 3.15  Increased Cost and Reduced Return.

                 (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank pay to the Bank additional amounts as are sufficient to compensate the Bank for such increased costs.

                 (b) The Borrower agrees that if, due to the introduction of any law or regulation, or because of any change in any existing law or regulation or in the interpretation thereof by any official authority, whether or not having the force of law, which comes into effect after the date of this Agreement, (i) the Bank, or the Borrower should with respect to any Letters of Credit issued or to be issued pursuant to the terms hereof, be subject to any tax, charge, fee, deduction or withholding of any kind whatsoever, or (ii) reserve requirements, or changes in existing reserve requirements, should be imposed on the Bank, with respect to any Letters of Credit issued or to be issued pursuant to the terms hereof, and if any of the above-mentioned measures, or any other similar measure, should result in (A) any increase in the cost to the Bank of issuing, maintaining, confirming or participating any Letter of Credit pursuant to this Agreement or of any transaction under or in connection with any Letter of Credit or this

Agreement, or (B) any reduction in the payment or deposit of any amount (principal, interest, fee or otherwise) receivable by the Bank in respect of any Letter of Credit or of any transaction under any Letter of Credit, then the Borrower shall pay to the Bank upon demand such increased cost or reduction, including such additional amounts as may be necessary so that every net payment or deposit, after deduction or withholding for or on account of such payment or deposit (including any taxes levied on additional amounts paid pursuant to this Section) will not be less than the corresponding amount provided for under applicable Letters of Credit or Letter of Credit Agreements.

                 (c) If the Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or any corporation controlling the Bank with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the Bank's obligation under this Agreement, then, upon demand of the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

                 (d) The provisions of this Section 3.15 are subject in their entirety to the provisions of Section 8.6 of this Agreement.

         Section 3.16  Funding Losses.  Subject to the provisions of Section
8.6 of this Agreement, the Borrower agrees to reimburse the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                 (a) failure of the Borrower to make any payment or prepayment of principal with respect to any Eurodollar Rate Loan (including payments made after any acceleration thereof),

                 (b) failure of the Borrower to borrow, continue or convert a Revolving Credit Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation,

                 (c) failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 3.6, and/or

                 (d) prepayment (whether optional or mandatory under the terms of this Agreement) of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto, including, without limitation, any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. A certificate of the

Bank with respect to amounts owing under this Section 3.16 shall be conclusive absent manifest error.

         This covenant shall survive termination of this Agreement and the Loan Documents and repayment of the Revolving Credit Loans and the extinguishment of all Credit Exposure.

         Section 3.17 Eurodollar Rate Protection. In the event that (a) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Revolving Credit Loan that the Borrower has requested be made as a Eurodollar Rate Loan or (b) the Bank shall determine (which determination shall be conclusive and binding upon the Borrower) that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Revolving Credit Loan that the Borrower has requested be made as a Eurodollar Rate Loan do not adequately and fairly reflect the cost to the Bank of funding such Revolving Credit Loan, the Bank shall forthwith give telex or facsimile notice of such determination to the Borrower at least one day prior to the proposed borrowing date for such Eurodollar Rate Loan. If such notice is given, any requested Eurodollar Rate Loan shall be made as a Prime Rate Loan. Until such notice has been withdrawn by the Bank, no further Eurodollar Rate Loans may be requested by the Borrower and on the Interest Payment Date of any Eurodollar Rate Loan then outstanding and so affected, such outstanding Eurodollar Rate Loan shall be converted into a Prime Rate Loan.


ARTICLE 4.  CONDITIONS PRECEDENT.

         Section 4.1 Conditions Precedent to the Initial Revolving Credit Loan or Letter of Credit. The obligation of the Bank to make the initial Revolving Credit Loan or issue the initial Letter of Credit provided herein is subject to the condition precedent that on or before the Closing Date the following shall have been delivered to the Bank in form and substance satisfactory to the Bank:

                 (a) This Agreement and the Revolving Credit Note dated the Closing Date and duly executed and delivered by the Borrower.

                 (b) The other Loan Documents and such evidence of filings, acknowledgments or acceptances of any such documents as the Bank may reasonably request or require, all duly executed and delivered by all parties thereto. The Security Instruments shall be effective to grant to the Bank first priority perfected liens and security interests in the Collateral.

                 (c) Written opinion or opinions, dated the Closing Date, of counsel for the Borrower, International, and the Junior Creditor (other than the Borrower's Subsidiaries) in form and substance satisfactory to the Bank covering all such matters as the Bank may require.

                 (d) A copy of the Borrower's and International's articles or certificates of incorporation, as the case may be, and bylaws, including all amendments thereto, all certified, in the case of certificates of incorporation, by the Secretary of State of the State of Delaware, and, in the case of, bylaws, by the Secretary or an Assistant Secretary of the Borrower and International, as the case may be, as being in full force and effect on the Closing Date, and all other documents the Bank may request relating to the existence, qualification and good standing of the Borrower and International.

                 (e) A copy of a resolution or resolutions passed by the Boards of Directors of the Borrower, International, and the Junior Creditor certified by the Secretary or an Assistant Secretary of such company as being in full force and effect on the Closing Date, each of which corporate resolutions authorizing the borrowings provided for herein and/or the execution, delivery and performance of this Agreement, and the other Loan Documents, and any other instrument or agreement required hereunder from such Person, as the case may be, and providing as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Note, and the other Loan Documents and any other instrument or agreement required hereunder.

                 (f) A summary of the insurance coverage of the Borrower, its Subsidiaries and International, which shall be in form, scope and substance reasonably satisfactory to the Bank, together with certificates from each insurer required pursuant to Section 5.5 hereof.

                 (g) Evidence satisfactory to the Bank that as of the Closing Date the Bank has a first priority perfected Lien on the Collateral and that there exist no Liens (other than Permitted Liens) on any property (real or personal) of the Borrower, any of its Subsidiaries or International, except as specifically provided in Section 3.10 hereof.

                 (h)      The fees then payable pursuant to Sections 3.5 and
8.7 of this Agreement (including the fees, expenses and disbursements of the Bank's counsel), shall have been paid to the Bank (or such counsel, as applicable).

                 (i) Such other evidence as the Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

         Section 4.2 Additional Conditions Precedent to the Loan. The obligation of the Bank to make any Loan or issue any Letter of Credit provided herein is subject to the following further conditions precedent:

                 (a) The representations and warranties contained herein and in the other Loan Documents shall be true and correct on the date of such Loan or Letter of Credit (except such representations and warranties that relate solely to an earlier date and that were true and correct on such earlier date) and each of the Borrower and International shall be deemed to repeat such representations and warranties made by it on such date.

                 (b) The Borrower, its Subsidiaries and International shall have performed and complied with all agreements and conditions contained in this Agreement and the other Loan Documents. No Event of Default or Default shall have occurred and be continuing.

                 (c) The making of the Loans and the issuance of all Letters of Credit shall not be prohibited by the laws and regulations of the jurisdictions to which the Bank, the Borrower, its Subsidiaries or International is subject (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), and shall not subject the Bank to any penalty or, in the reasonable judgment of the Bank, other burdensome condition under or pursuant to any applicable law or governmental regulation.

                 (d) There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or, to the knowledge of the Borrower, threatened, which (i) questions the validity or legality of this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or the other Loan Documents or seeks damages in connection with any of the foregoing or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect.


ARTICLE 5. AFFIRMATIVE COVENANTS. During the term of this Agreement, and for so long as the Bank shall have any Line of Credit Commitment hereunder, and until the Notes and all of the Obligations have been paid in full and there shall exist no Credit Exposure, unless compliance with the provisions of the following subsections shall have been waived in writing by the Bank, the Borrower agrees as follows:

         Section 5.1 Financial Statements. The Borrower will furnish the following to the Bank:

                 (a) As soon as available, but in any event, within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Borrower's and its Subsidiaries' annual audited consolidated financial statements (consisting of at least a balance sheet and related statements of income, retained earnings and cash flow prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year), and accompanied by an unqualified opinion of an independent certified public accountant selected by the Borrower and acceptable to the Bank;

                 (b) As soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, an unaudited consolidating balance sheet of the Borrower and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, all in reasonable detail certified by a proper accounting officer of the Borrower as having been used in connection with the preparation of the financial statements referred to in Section 5.1(a) hereof;

                 (c) As soon as available, but in any event, within one hundred twenty (120) days after the end of each fiscal year of the Parent, a copy of the Parent's and its Subsidiaries' annual unaudited consolidated financial statements (consisting of at least a balance sheet and related statements of income, retained earnings and cash flow prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year), prepared and certified by a proper accounting officer of the Parent;

                 (d) As soon as available, but in any event, within forty-five (45) days of the end of each quarter of each fiscal year during the term hereof, unaudited interim consolidating and consolidated financial statements of the Borrower and each of its Subsidiaries prepared and certified by a proper accounting officer of the Borrower and prepared similarly to the audited statements referred to in clause (a) above (subject to normal year-end audit adjustments) and consisting of at least balance sheets as of the close of such period and profit and loss statements for the quarter then ended and for the period from the beginning of the fiscal year to the close of such period;

                 (e) Upon request by the Bank, a copy of the federal income tax return of the Parent, Borrower and its Subsidiaries, and International, for the current fiscal year then ended, certified by a proper financial officer of such Person;

                 (f)      (i)     Promptly after the filing thereof with the
United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code in connection with any Plan or any trust created thereunder, a notice signed by the President or a principal financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto;

                 (g) As soon as available, but in any event, within 45 days after the end of each month during the term hereof, a monthly listing and aging of accounts receivable and payable of the Borrower, together with a Loan Formula Certificate for the appropriate time period, certified by a proper accounting officer of the Borrower containing a certificate of a proper accounting officer of the Borrower stating that a review of the activities of the Borrower and its Subsidiaries and International during the period covered by such certificate has been made under his supervision with a view to determining whether the Borrower and its Subsidiaries and International have kept, observed, performed and fulfilled all of their obligations under this Agreement, the Notes, the Security Instruments and the other Loan Documents, and that, to the best of his knowledge, during such period, each has kept, observed, performed and fulfilled each and every covenant in this Agreement, the Notes, the Security Instruments and the other Loan Documents, and is not at the time in default under any of the same, or if it shall have been or shall be in default, specifying the same; and

                 (h) Such other financial and other information concerning the Borrower, its Subsidiaries and International as the Bank shall request from time to time.

         Section 5.2 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries and International to, pay all Indebtedness to the Bank in accordance with its terms and will, and will cause each of Subsidiaries and International to, pay and discharge all other Indebtedness in the ordinary course of business where failure to pay and discharge such other Indebtedness would have a Material Adverse Effect; provided, further, that notwithstanding the foregoing, the Borrower, its Subsidiaries and International may contest in good faith any such other Indebtedness by appropriate proceedings so long as adequate reserves are established as required by GAAP.

         Section 5.3 Notice; Litigation. The Borrower shall and shall cause each of its Subsidiaries and International to, promptly give written notice to the Bank of (i) the occurrence of any Default or Event of Default, (ii) any legal, judicial or regulatory proceedings affecting the Borrower, any Subsidiary or International or any of their properties or assets in which the amount involved is material, is not covered (subject to normal deductibles) by insurance and is likely to have a Material Adverse Effect, (iii) any dispute between the Borrower, any of its Subsidiaries or International and any Governmental Authority or other Person that is likely materially to interfere with the normal business operations of the Borrower, any of its Subsidiaries or International, (iv) any substantial damage to any material part of the Collateral, specifying the nature and extent of damage and whether such damage is being repaired in due course, or total loss or destruction of any material part of the Collateral, (v) any other action, event or condition of any nature of which it has knowledge which, in the reasonable opinion of the Borrower is likely to have, or lead to, or result in, any Material Adverse Effect, and (vi) the voluntary or involuntary bankruptcy of, or any assignment for the benefit of creditors or the seeking of any relief under any bankruptcy or other similar laws by, the Borrower, any of its Subsidiaries or International.

         Section 5.4 Maintenance of Corporate Existence and Properties. The Borrower will, and will cause each of its Subsidiaries and International to,
(i) continue to engage in the businesses presently being operated, (ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified, if its failure to be so qualified would have a Material Adverse Effect, (iii) keep and maintain all franchises, permits, licenses and properties useful and necessary in the conduct of its business in good order and condition if failure to do so would have a Material Adverse Effect, and (iv) duly observe and conform to all material requirements of any Governmental Authorities relative to the conduct of its business or the operation of its properties or assets, if such failure duly to observe and conform to such requirements would have a Material Adverse Effect or could result in criminal prosecution.

         Section 5.5 Insurance. The Borrower will, and will cause each of its Subsidiaries and International to, maintain insurance with financially sound and responsible companies, in such form, in such amounts and against such risks (including, without limitation, public liability and property damage insurance) as is customarily carried by companies engaged in the same or similar businesses, operating like properties and similarly situated, plus any additional insurance, if any, required in the Security Instruments. The Borrower, its Subsidiaries and International will have the right to place any such insurance with any insurance carrier acceptable to the Bank. Upon execution of this Agreement, the Borrower will furnish the Bank (i) a summary of the insurance coverage of the Borrower, its Subsidiaries and International, together with certificates showing the Bank as loss payee to the extent its interests may appear, all such policies to be noncancellable without 15 days' prior written notice to the Bank, and will supplement such summary from time to time as the amounts or terms of such insurance coverage change, and (ii) copies of the applicable policies and proof of payment of the premiums therefor.

         Section 5.6 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and International to, pay and discharge when due all taxes, assessments and other liabilities, except those being contested in good faith by appropriate proceedings, and against which the Borrower or its applicable Subsidiary has set up adequate reserves, in accordance with GAAP.

         Section 5.7 Accounts Receivable. The Borrower will, and will cause each of its Subsidiaries and International to, maintain its accounts receivable in a manner consistent with normal business practices, including normal terms and conditions for payment, for companies engaged in similar operations in similar jurisdictions.

         Section 5.8 Further Assurances. The Borrower will, and cause each of its Subsidiaries and International to, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement, the Notes, the Security Instruments or the other Loan Documents.

         Section 5.9 Inspection. The Borrower will, and will cause each of its Subsidiaries and International to, permit the Bank (and any Person appointed by the Bank to act for it and on its behalf) to examine its corporate and financial books and records and other records, books and properties and to discuss its affairs, finances and accounts with the officers of the Borrower, the Borrower's Subsidiaries, and International, and the Borrower's, the Borrower's Subsidiaries', and International's independent certified public accountants at all reasonable times and as often as may be reasonably requested by the Bank.

         Section 5.10 Solvency. The Borrower will not be, and will not permit the Borrower and its Subsidiaries and International taken as a whole, to be, Insolvent.

         Section 5.11 Current Ratio. The Borrower and its Subsidiaries will maintain a ratio of Current Assets to Current Liabilities of not less than 1.30 to 1.0, determined on a consolidated basis, at all times throughout the term hereof.

         Section 5.12 Indebtedness Ratio. The Borrower and its Subsidiaries will maintain a ratio of (i) total Indebtedness less Subordinated Indebtedness to (ii) total Tangible Net Worth of not greater than 0.75 to 1.0, determined on a consolidated basis, at all times throughout the term hereof.

         Section 5.13 Working Capital. The Borrower and its Subsidiaries will maintain Working Capital of not less than $3,000,000, determined on a consolidated basis, at all times throughout the term hereof.

         Section 5.14 Tangible Net Worth. The Borrower and its Subsidiaries will maintain a positive Tangible Net Worth, determined on a consolidated basis, at all times during the term of this Agreement in an amount not less than $34,000,000.

         Section 5.15 Debt Service Coverage Ratio. The Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.50 to 1.0 for each twelve (12) month period ending on the last day of each fiscal quarter of the Borrower throughout the term hereof.

         Section 5.16 Revenue Producing Assets. At all times during the periods set forth below, the Borrower will maintain Revenue Producing Assets (exclusive of Consignment Assets (as such term is defined in the Security Agreement)) with an original cost basis of not less than the amount set forth below opposite such period in Eligible Jurisdictions (as such term is defined in the Security Agreement), all in accordance with the terms of the Security
Agreement:

                    Period                           Amount
                 ------------                        ------
                 Closing Date to
                 11/30/95                          $16,000,000
                 12/1/95 to 11/30/96               $15,000,000
                 12/1/96 and thereafter            $14,000,000

         Section 5.17 Environmental Compliance. The Borrower will, and will cause each of its Subsidiaries and International, and their respective contractors and invitees to, comply in all respects with the requirements of all Governmental Authorities pursuant to Environmental Laws. Borrower shall not, and shall not permit any of its Subsidiaries and International to, cause or permit any Hazardous Materials to be brought upon or kept or used on or about the Property in violation of any Environmental Law or which results in any Hazardous Materials Contamination which could reasonably be expected to have a Material Adverse Effect.

         Section 5.18 Notification of Releases of Hazardous Materials. The Borrower will, and will cause each of its Subsidiaries and International to, immediately notify the Bank of, and provide the Bank with copies of any notifications of, discharges or releases or threatened releases or discharges of a Hazardous Material on, upon, into, or from the Property that could reasonably be expected to have a Material Adverse Effect which are given or required to be given by or on behalf of the Borrower, any of its Subsidiaries or International to any Governmental Authorities. Such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Governmental Authorities. The Borrower will, and will cause each of its Subsidiaries and International to, promptly undertake and diligently pursue to completion any appropriate and legally required or authorized investigation, abatement and remedial containment and cleanup action in the event of any release or discharge, or threatened release or discharge, of a Hazardous Material on, upon, into or from the Property.

         Section 5.19 Environmental Indemnification. The Borrower hereby indemnifies and agrees to hold harmless the Bank and all of its respective directors, officers, employees, agents, successors, attorneys and assigns (collectively, the "Indemnified Parties") from and against all liabilities, claims, actions, consequential damages, costs and expenses or loss, regardless of whether any of the foregoing are foreseeable or unforeseeable, whether by Governmental Authorities or third parties, so long as any of the foregoing occur directly or indirectly by virtue of (i) the breach of any representation or warranty, or affirmative or negative covenant regarding any Environmental Laws or Hazardous Materials; (ii) any Hazardous Material being present at any time in, upon or around any part of any Property, or in the soil, air, groundwater, or surface water on, above or under the Property; (iii) the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Material on, under or about the Property; (iv) operations of Borrower, any of its Subsidiaries or International; or (v) the imposition or recording of liens on the Property pursuant to any Environmental Laws. The liabilities, claims, actions, consequential damages, costs and expenses and losses included in the indemnity in this Section shall include, without limitation, amounts paid in settlement of claims, all consultant, expert and legal fees and expenses of any Indemnified Party's legal counsel costs and expense incurred in connection with any investigations of site conditions, or any abatement, cleanup, remediation, removal, or restoration work, or any damages or injuries to the person or property of any third parties or to land, air, water or other natural resources. Upon demand by the Bank, the Borrower, its Subsidiaries and International shall jointly and severally defend any investigation, action, or proceeding alleging the presence of any Hazardous Material which affects any Property or which is brought or commenced against any Indemnified Party, whether alone or together with the Borrower, its Subsidiaries or any other person, all at the Borrower's cost and expense but with counsel to be approved by the Bank in the exercise of its reasonable judgment.

         Section 5.20 Chattel Paper. The Borrower will stamp or otherwise imprint all Chattel Paper (other than Chattel Paper consisting of Foreign Accounts) relating to any of its respective assets with a legend in the following form:

         "THIS CHATTEL PAPER IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF FIRST INTERSTATE BANK OF TEXAS, N.A."

         Section 5.21 Lockbox; Cash Collateral Account. Notwithstanding any provision herein or in the other Loan Documents to the contrary, after the occurrence of an Event of Default, the Borrower agrees to direct all customers and licensees to send all sales remittance checks, license and royalty payments and proceeds to a post office box (the "Lockbox") designed by the Bank for collection and deposit in, and to deposit all cash generated by cash sales and cash prepayments at time of purchase by the Borrower's customers, and all proceeds (collectively, the "Proceeds) of accounts, accounts receivable, license agreements, royalty agreements, and credit card sales received by it into a cash collateral account (the "Cash Collateral Account") designated by the Bank and from which only officers of the Bank will be authorized to withdraw funds. The Proceeds shall be deposited promptly in the Cash Collateral Account upon receipt thereof by the Borrower in the form received with any endorsements necessary for collection). After the occurrence of an Event of Default, all Proceeds deposited in the Cash Collateral Account shall be applied to the reduction of the Revolving Credit Note.


ARTICLE 6.  NEGATIVE COVENANTS.

         During the term of this Agreement, and for so long as the Bank shall have any Line of Credit Commitment hereunder, and until the Notes and all of the Obligations have been paid in full and there shall exist no Credit Exposure, unless compliance with the following subsections shall have been waived in writing by the Bank, the Borrower agrees as follows:

         Section 6.1 Limitations on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness for borrowed money except (i) the Indebtedness incurred under this Agreement and other Indebtedness to the Bank, (ii) existing Indebtedness described on Schedule 6.1 attached hereto, (iii) capital leases or other Indebtedness incurred to finance the purchase of tangible, fixed or capital assets in an aggregate amount, when aggregated with all outstanding indebtedness permitted under clause (ii) of this Section 6.1, not to exceed $700,000 at any one time outstanding, (iv) Indebtedness for borrowed money incurred by the Borrower from its Subsidiaries, (v) Indebtedness of any Subsidiary of the Borrower to the Borrower or any of the Borrower's other Subsidiaries, and (vi) Affiliate Subordinated Indebtedness.

         Section 6.2 Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind upon any of its properties or assets, whether now owned or hereafter acquired, except Permitted Liens.

         Section 6.3 Limitations on Contingent Liabilities. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Contingent Liabilities, except (i) as permitted hereunder, (ii) guaranties of Indebtedness of the Borrower or any Subsidiary permitted pursuant to Section 6.1 hereof, (iii) for endorsements of instruments for collection in the ordinary course of business, (iv) reimbursement obligations in connection with letters of credit and performance bonds to secure the performance of bids and trade contracts (other than for borrowed money) incurred in the ordinary course of the Borrower's and its Subsidiaries' business and (v) any such liability in favor of the Bank.

         Section 6.4 Loans, Advances and Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures, or other securities of, or make any investments in, any Person (other than the Borrower or a Subsidiary) except (i) accounts, instruments, chattel paper, and general intangibles (as defined in the UCC) arising or acquired, and trade credit extended, in the ordinary course of business as presently conducted, (ii) Cash Equivalents, (iii) expenses, advances and loans made to employees of the Borrower in the ordinary course of business and not exceeding an aggregate amount of $500,000 at any one time outstanding, and (iv) extensions of credit to, or investments in, Borrower's Affiliates (other than Borrower's Subsidiaries) that are outstanding on November 30, 1993 provided that any such extensions of credit and investments shall not remain outstanding for more than thirty (30) days after the Closing Date.

         Section 6.5 Limitations on Fundamental Changes; Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to,
(a) enter into any merger or consolidation, except any Subsidiary of the Borrower may merge, consolidate or combine with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any one or more Subsidiaries of the Borrower (provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation), (b) liquidate or dissolve itself (or suffer any liquidation or dissolution); provided, however, that this Subsection 6.5(b) shall not apply to any Subsidiary (c) convey, sell, lease (other than leases of inventory entered into in the ordinary course of business), charter or otherwise dispose of all or substantially all of its property, assets or business; provided that the Borrower may transfer all or substantially all of the assets of any of the Borrower's divisions (including, without limitation, the Dailey Drilling Systems Division) to an existing or hereafter acquired U.S. Subsidiary, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Default or Event of Default would occur as a result thereof, (iii) any and all such U.S. Subsidiaries shall, prior to any such transfers, enter into a valid, binding and enforceable security agreement (granting the Bank a first priority perfected security interest in such U.S. Subsidiaries of the types described in the Security Agreement) and take all other action necessary to grant to the Bank a first priority security interest in such assets, and (B) guaranty agreement guarantying the payment and performance of the Obligations, in each case in form and substance acceptable to the Bank, and (iv) in each instance each such U.S. Subsidiary promptly delivers an opinion of counsel acceptable to the Bank in form, scope and substance acceptable to the Bank with respect thereto, or (d) except in the ordinary course of business, enter into any arrangement, directly or indirectly, whereby the Borrower or its applicable Subsidiary would sell or transfer any properties (other than real property), either now owned or thereafter acquired, and then or thereafter lease as lessee such properties or any part thereof or any other property (other than real property) to be used for substantially the same purpose.

         Section 6.6 Dividends. The Borrower will not, and will not permit any of its Subsidiaries (other than wholly-owned Subsidiaries) to, declare or pay any dividend (other than dividends payable solely in stock) or make any other distribution on account of, or purchase, acquire, retire, or redeem any stock of the Borrower or any such Subsidiaries whether now owned or hereafter outstanding.

         Section 6.7 ERISA Compliance. The Borrower will not, and will not permit any of its Subsidiaries to, permit at any time any Plan maintained by it to

                 (a) Engage in any "prohibited transaction," as such term is defined in Section 4975 of the Code, which could reasonably be expected to have a Material Adverse Effect;

                 (b) Incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, which could reasonably be expected to have a Material Adverse Effect; or

                 (c) Terminate any such Plan in a manner which could result in the imposition of a lien on the property of the Borrower pursuant to
Section 4068 of ERISA.

         Section 6.8 Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, (i) engage in any lines of business or business ventures other than those in which it is presently engaged or that are directly related thereto, (ii) change in any material respect its methods of operation or manner of doing business, (iii) without prior written notice to the Bank, carry on its business at any location or locations other than those presently in existence, or (iv) change its name, its identity as a corporation or its corporate structure.

         Section 6.9 Transactions with Affiliates and Other Persons. Except as disclosed on Schedule 6.9, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with an Affiliate, which individually or together with other transactions subject to this Section 6.9 is material, on terms less favorable to it than would be obtainable at the time in comparable transactions with Persons not affiliated with the Borrower or its Subsidiaries, as the case may be. The Borrower will not, and will not permit any of its Subsidiaries to, incur, create or assume any commitments to make payments, whether as rental or otherwise, under any lease, rental or other arrangement, written or oral, for the use of any other Person if, under the terms of any such agreements, the amount of rentals payable thereunder is greater than a fair market rental.

         Section 6.10 Subordinated Indebtedness. No payments of Subordinated Indebtedness will be made without the Bank's prior written consent; provided, however, the Borrower may make payments of Affiliate Subordinated Indebtedness in the amounts and in accordance with the terms and conditions of the Affiliate Subordination Agreement.

ARTICLE 7.  DEFAULT.

         Section 7.1 Events of Default. The occurrence of any of the following events or conditions shall constitute an "Event of Default":

                 (a) Failure of the Borrower to pay any principal of or interest on any Note, or failure to make any mandatory prepayment hereunder when due;

                 (b) Any representation or warranty made by the Borrower, any of its Subsidiaries or International in this Agreement or in any of the other Loan Documents or in any certificate, financial or other statement furnished by the Borrower, any of its Subsidiaries or International pursuant hereto or thereto or in connection herewith or therewith is false in any material respect as of the date made or furnished;

                 (c) Failure to observe or perform any of the covenants, terms or agreements contained in Sections 3.6, 5.2, 5.5, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.21 or Article 6 hereof;

                 (d) Failure to pay any amounts due hereunder or under any other Loan Document (other than those described in Section 7.1(a) above) when due or declared due, or failure to observe or perform any other covenants, terms or agreements contained in this Agreement, any Loan Document or any other agreements with the Bank, and such failure to pay or other default shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the date upon which the Borrower, applicable Subsidiaries, or International, as applicable, knew or should have known of such failure or (ii) the date upon which written notice thereof has been given to the Borrower by the Bank;

                 (e) The Borrower, any of its Subsidiaries or International (i) is generally not paying its Indebtedness as it becomes due,
(ii) fails to pay any principal of or interest on any obligation or obligations for borrowed money under any agreement involving an amount or amounts greater than $500,000 beyond the period of grace, if any, provided for in the instrument or agreement under which the same was created, or (iii) fails to observe or perform any other term, condition or agreement contained in any obligation or obligations for borrowed money under any agreement involving an amount or amounts greater than $500,000 or in any instrument or agreement evidencing, securing or relating thereto if the effect thereof is to cause or permit the holder or holders of such obligation (or a trustee or an agent on behalf of such holder or holders) to cause any such obligation to become due prior to its stated maturity;

                 (f) An event of default shall occur under any of the Loan Documents;

                 (g) Any Loan Document ceases to be in full force and effect and valid, binding, and enforceable in accordance with its terms, or any of the Security Instruments ceases to create a valid and perfected first priority Lien as required hereby and thereby, or the Borrower, any of its Subsidiaries or International shall so state in writing;

                 (h) Filing by the Borrower, any of its Subsidiaries or International of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its or his debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Borrower, any of its Subsidiaries or International consenting to, approving of or acquiescing in any such petition or proceeding; the application by the Borrower, any of its Subsidiaries or International for, or the appointment by consent or acquiescence of, a receiver or trustee for the Borrower, any of its Subsidiaries or International or for all or a substantial part of its or his property; the making by the Borrower, any of its Subsidiaries or International of an assignment for the benefit of creditors, the inability of the Borrower, any of its Subsidiaries or International, or the admission by the Borrower, any of its Subsidiaries in writing of its or his inability, to pay its or his debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within 30 days after the appointment of a receiver or trustee);

                 (i) Filing of an involuntary petition against the Borrower, any of its Subsidiaries or International in bankruptcy or seeking reorganization, arrangement or readjustment of its or his debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of 30 days from such filing; or the involuntary appointment of a receiver or trustee for the Borrower, any of its Subsidiaries or International for all or a substantial part of its or his property and such appointment remains unvacated or unopposed for a period of 10 days from such appointment; or the issuance of a writ of attachment, execution or similar process against any substantial part of the property of the Borrower, any of its Subsidiaries or International and such writ remains unbonded or undismissed for a period of 10 days from notice to the Borrower, any of its Subsidiaries or International of its issuance;

                 (j) Final judgment for the payment of money in excess of $100,000 shall be rendered against the Borrower, any of its Subsidiaries or International and the same shall remain undischarged for a period of 30 days, during which execution shall not be effectively stayed; or

                 (k) A trustee shall be appointed by an appropriate United States District Court to administer any Plan of the Borrower, any of its Subsidiaries or International, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan of the Borrower, any of its Subsidiaries or International.

         Section 7.2 Optional Acceleration. Upon the occurrence of any Event of Default set forth in Subsection 7.1(a), (b), (c), (d), (e), (f), (g), (j) or
(k) hereof, any obligation of the Bank to extend credit to the Borrower pursuant hereto shall immediately terminate and the holder of the Notes, at its option, without notice to the Borrower, any of its Subsidiaries or International, may declare the principal of and interest accrued on the Notes to be forthwith due and payable, WHEREUPON THE SAME SHALL BECOME DUE AND PAYABLE WITHOUT ANY PRESENTMENT, DEMAND, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION, OR NOTICE OF ANY KIND (EXCEPT NOTICE REQUIRED PURSUANT TO THIS AGREEMENT OR OTHERWISE BY LAW), ALL OF WHICH ARE HEREBY WAIVED. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, Borrower shall deposit in a cash collateral account at the Bank an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portions thereof, if any, shall be returned to Borrower after the respective expiration dates of the Letters of Credit and after all Notes and

Obligations hereunder, under the Security Instruments and under the Letter of Credit Agreements are paid in full.

         Section 7.3 Automatic Acceleration. Upon the occurrence of any Event of Default set forth in Subsection 7.1(h) or (i) hereof, any obligation of the Bank to make advances under the Notes shall automatically terminate and the principal of and interest accrued on the Notes shall be immediately and automatically due and payable without notice or demand of any kind, and THE SAME SHALL BE DUE AND PAYABLE IMMEDIATELY WITHOUT ANY PRESENTMENT, ACCELERATION, DEMAND, PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION, NOTICE OF PROTEST OR NOTICE OF ANY KIND (EXCEPT NOTICE REQUIRED PURSUANT TO THIS AGREEMENT OR OTHERWISE BY LAW), ALL OF WHICH ARE HEREBY WAIVED. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, Borrower shall deposit in a cash collateral account at the Bank an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portions thereof, if any, shall be returned to Borrower after the respective expiration dates of the Letters of Credit and after all Notes and Obligations hereunder, under the Security Instruments and under the Letter of Credit Agreements are paid in full.

         Section 7.4 Additional Remedies. In case any one or more Events of Default or Defaults shall occur the Bank may proceed to protect and enforce the rights of the Bank by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Notes, or in the other Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law, or otherwise. In addition, the Borrower will pay to the Bank such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of the Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Notes, or by the other Loan Documents upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.


ARTICLE 8.  MISCELLANEOUS.

         Section 8.1 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

         Section 8.2 Survival of Agreements. All representations and warranties, all covenants and all provisions for indemnification and for the payment of expenses contained in this Agreement or made in writing by or on behalf of the Borrower, any of its Subsidiaries, International or any other Person in connection with the transactions contemplated by this

Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, any investigation at any time made by the Bank or on its behalf, the making of the loan by the Bank under this Agreement, any transfer of title to the Property (whether by sale, foreclosure, deed in lieu of foreclosure or otherwise) and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower, any of its Subsidiaries, International or any other Person pursuant to this Agreement and the other Loan Documents or in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be deemed representations and warranties of the Borrower under this Agreement.

         Section 8.3 Successors. This Agreement shall be binding upon the Borrower, and its respective successors, assigns, heirs and legal representatives, and shall inure to the benefit of the Bank and its successors and assigns.

         Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 8.5 Severability. In case any one or more of the provisions contained in this Agreement, the Notes, or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not be affected in any way thereby.

         Section 8.6 Interest. It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, any Note, the other Loan Documents or in any of the documents securing payment thereof or otherwise relating thereto, in no event shall this Agreement or such instruments or documents require or permit the payment, charging, taking, reserving or receiving of any sums constituting interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved or received under this Agreement, any Note, the other Loan Documents or under the terms of any of the documents securing payment thereof or otherwise relating thereto, or in any communication by the Bank or any other Person to Borrower or any other Person, or in the event all or part of the principal or interest of the Obligations is prepaid or accelerated, so that under any of such circumstances or under any other circumstances whatsoever, the amount of interest contracted for, charged, taken, reserved or received under this Agreement, any Note, the other Loan Documents or under any of the documents securing payment thereof or otherwise relating thereto, on the amount of principal actually outstanding from time to time under any Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this Section shall govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received notwithstanding this Section shall be applied as a credit against the then unpaid principal amount on such Note or refunded to the Person paying the same, at the holder's option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted under applicable usury laws as construed by courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this

Agreement, any Note, the other Loan Documents or under such other documents or instruments which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading during the period of the full term of the loans evidenced hereby, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved or received from the Borrower or otherwise by the holder or holders thereof in connection with the Notes, the other Loan Documents or this Agreement. The terms of this paragraph shall be deemed to be incorporated in every Loan Document, Security Instrument, and communication relating to the Notes and the loans evidenced hereby. The term "applicable usury laws" shall mean such laws of the State of Texas or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

         Section 8.7  Expenses; Documentary Taxes.

                 (a) The Borrower will pay (i) all out-of-pocket expenses of the Bank (including reasonable fees, expenses and disbursements of counsel for the Bank) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Notes, the other Loan Documents, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and (ii) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts; then, and in any such event, the attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or respect arising in connection with or relating to any of the events or actions described in this Section together with interest thereon from the date incurred until paid by the Borrower at the maximum rate allowed by applicable laws, which Borrower agrees to pay on demand, shall constitute Obligations and shall be secured by and entitled to the benefits of the Loan Documents. The Borrower agrees to indemnify the Bank from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery by the Borrower or any other Person of this Agreement, the Notes, the other Loan Documents, and any documents executed in connection therewith.

                 (b) The Borrower shall indemnify the Bank, its officers, directors, employees, representatives, attorneys and agents (collectively the "Indemnified Parties") from, and hold the Indemnified Parties harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by them (whether or not any of the Indemnified Parties is designated a party thereto), INCLUDING THOSE CAUSED BY THE INDEMNIFIED PARTIES' OWN NEGLIGENCE but excluding those caused by the Indemnified Parties' gross negligence or willful misconduct, arising out of or by reason of any litigation or other similar proceeding (including preparation for such litigation or proceeding) related to the execution, delivery, and performance of this Agreement, the Notes, or the other Loan Documents, or any actual or proposed use by the Borrower of the proceeds of the issuance of the Notes or the Borrower's entering into and performing of any agreement or instrument referred to herein, including, without limitation, the reasonable fees and disbursements of the Indemnified Parties' counsel incurred in connection therewith.

                 (c) The Borrower also agrees to pay, and will save the Bank and each holder of the Notes harmless from, all claims, demands and liabilities in respect of the fees and commissions, if any, of brokers and finders alleged to have been incurred in connection with any of the transactions contemplated by this Agreement and the other Loan Documents and any expenses, including reasonable legal fees arising in connection with such claims, demands or liabilities.

         Section 8.8 Notices. All notices, requests and demands shall be given to or made upon the respective parties hereto as follows:

         If to the Borrower, to   Dailey Petroleum Services Corp.
                                  2507 North Frazier
                                  Conroe, Texas  77303
                                  Attn:    Mr. David T. Tighe
                                           Vice President
                                  Telephone:  (409) 350-3399
                                  Telecopier: (409) 760-3304


         If to the Bank, to       First Interstate Bank of Texas, N.A.
                                  First Interstate Bank Plaza
                                  1000 Louisiana
                                  Houston, Texas  77002
                                  Attn:    Mr. Randall S. Wade
                                           Banking Officer
                                  Telephone:  (713) 250-4833
                                  Telecopier: (713) 250-1048

         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given to any party upon receipt or when delivery is refused when delivered by telecopy or by hand, within three (3) days of being deposited in the U. S. mail (registered or certified mail), if by mail, or when delivered to the telegraph company, charges prepaid, if by telegram, in each case addressed to such party as provided herein or in accordance with the latest unrevoked direction from such party.

         Section 8.9 Participations. The Borrower expressly recognizes and agrees that the Bank may sell to other financial institutions participations in the loans incurred by the Borrower pursuant hereto (the "Participants"), and, therefore, as security for the due payment and performance of all indebtedness and other liabilities and obligations of the Borrower to the Bank under this Agreement, the Notes, the other Loan Documents and any other obligation of the Borrower to the Bank, whether now existing or hereafter arising, and to the Participants by reason of such participation, the Borrower hereby grants to the Bank and to the Participants, a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank and the Participants, or either or any of them, to the Borrower, whether in regular or special depository accounts or otherwise, and any and all money, securities and other property of the Borrower and the proceeds thereof now or hereafter held or received by or in transit to the Bank and the Participants, or either or any of them, from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise and any such deposits, sums, money, securities and other property at any time may be set off, appropriated and applied by the Bank and by the Participants, or either or any of them, against any indebtedness, liabilities or other obligations, whether now existing or hereafter arising of the Borrower to the Bank and to the Participants, or either or any of them, against any indebtedness, liabilities or other obligations whether now existing or hereafter arising of the Borrower to the Bank and to the Participants, or either or any of them, under this Agreement, the Notes, the other Loan Documents or otherwise, whether or not such indebtedness, liabilities or other obligations are then due or secured by any collateral or if such is so secured, whether or not such collateral held by the Bank or the Participants is considered to be adequate.

         Section 8.10 Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Notes and the other Loan Documents, the terms and provisions of this Agreement will control.

         Section 8.11 Amendment. This Agreement may not be amended except in writing signed by the Borrower and the Bank.

         Section 8.12 Table of Contents; Descriptive Headings. The table of contents and the descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


         Section 8.13 Waivers and Release of Claims. As additional consideration to the execution, delivery, and performance of this Agreement by the parties hereto and to induce the Bank to enter into this Agreement, the Borrower represents and warrants that (a) the Borrower knows of no defenses, counterclaims or rights of setoff to the payment of any indebtedness of the Borrower to the Bank, and (b) the Borrower for itself, its Subsidiaries, their respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, hereby fully, finally, completely, generally and forever releases, discharges, acquits, waives and relinquishes the Bank and its respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, from any and all claims, actions, demands, and causes of action of whatever kind or character, whether joint or several, whether known or unknown, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability whatsoever and whenever incurred or suffered by any of them prior to the execution of this Agreement. Notwithstanding any provision of this Agreement, the Prior Loan Agreement or any other Loan Document, this Section 8.13 shall remain in full force and effect and shall survive the delivery of the Notes, this Agreement and the other Loan Documents and the making, extension, renewal, modification, amendment or restatement of any thereof.

         Section 8.14 Grant of Security Interest; Ratification of Documents. The Borrower hereby grants to the Bank a security interest and lien in the Collateral to secure payment and performance of the Obligations, including, without limitation, the Revolving Credit Note and the Letter of Credit Agreements. All Loan Documents executed in connection herewith and with the Prior Loan Agreement are and remain in full force and effect in accordance with their respective terms. Without in any way limiting the generality of the foregoing, the Borrower hereby ratifies and confirms the Security Instruments, and the liens, security interests and obligations created thereby, and the Borrower hereby confirms and agrees that any and all liens, security interests and obligations created by the Security Instruments and other security or Collateral now or hereafter held by the Bank as security for payment and performance of the Obligations under the

Prior Loan Agreement, are hereby renewed and carried forward to secure payment and performance of all of the Obligations, including, without limitation, the Revolving Credit Note and the Letter of Credit Agreements. The Security Instruments are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. References in the Loan Documents (other than this Agreement) to the Prior Loan Agreement, the "Agreement," the "Loan Agreement" and words of similar import shall be deemed to be references to the Prior Loan Agreement as amended and restated by this Agreement.

         Section 8.15 Restatement and Amendment. This Agreement restates, amends and supersedes the Prior Loan Agreement in its entirety, but does not novate or discharge the Prior Loan Agreement. The recitals at the beginning of this Agreement are incorporated into this Agreement as agreements of the parties hereto.

         Section 8.16 No Waiver. The Borrower agrees that no Event of Default and no Default has been waived or remedied by the execution of this Agreement by the Bank, and any such Default or Event of Default heretofore arising and currently continuing shall continue after the execution and delivery hereof.

         Section 8.17 Acknowledgement. Each of the Borrower, its Subsidiaries and International ratifies and confirms that the Security Instruments are and remain in full force and effect in accordance with their respective terms and that the Collateral is unimpaired. Each of the Borrower, its Subsidiaries and International hereby acknowledges and agrees that (a) the liens created and evidenced by the Loan Documents are valid and existing liens of the recited dignity and priority, and (b) no other granting of a lien or security interest or assignment has been or will be executed affecting the Collateral without the Bank's prior written consent.

         SECTION 8.18 GOVERNING LAW. THIS AGREEMENT, THE NOTES, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY.

         SECTION 8.19 SUBMISSION TO JURISDICTION. WITH RESPECT TO ANY AND ALL DISPUTES ARISING HEREUNDER, UNDER THE NOTES, UNDER THE OTHER LOAN DOCUMENTS, OR UNDER ANY OF THE OTHER INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH NOT SETTLED, OR SUBJECT TO ARBITRATION, PURSUANT TO THE ARBITRATION PROGRAM REFERENCED IN SECTION 8.20 HEREOF, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                 (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY NOTES AND ANY DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF ANY THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND APPELLATE COURTS FROM ANY THEREOF;

                 (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                 (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM AND MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HEREOF; AND

                 (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

         Section 8.20 Arbitration Program. The parties agree to be bound by the terms and provisions of the current Arbitration Program of the Bank, which is incorporated by reference herein and is acknowledged as received by the parties, pursuant to which any and all disputes arising hereunder, under the Notes, under any of the other Loan Documents, or under any of the documents and instruments contemplated thereby, or pertaining hereto or thereto, shall be resolved by mandatory binding arbitration upon the request of any party. A copy of the Arbitration Program of the Bank in effect on the date hereof is attached hereto as Exhibit "C".

         SECTION 8.21 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS, AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in Houston, Texas, as of the date first above-mentioned.

THE BANK:                               THE BORROWER:

FIRST INTERSTATE BANK OF                DAILEY PETROLEUM SERVICES
TEXAS, N.A.                                CORP.



By /s/ RANDALL S. WADE                  By /s/ DAVID T. TIGHE
  -----------------------------------     -----------------------------------
     Randall S. Wade                         David T. Tighe
     Banking Officer                         Vice President

                           FIRST AMENDMENT TO SECOND
                      AMENDED AND RESTATED LOAN AGREEMENT


         THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (hereinafter called this "Amendment") is entered into on June 5, 1996, to be effective as of June 5, 1996 (the "Effective Date"), between DAILEY PETROLEUM SERVICES CORP., a Delaware corporation (the "Borrower"), and WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, formerly known as First Interstate Bank of Texas, N.A. (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower and the Bank entered into a Second Amended and Restated Loan Agreement dated as of December 13, 1995 (the "Agreement"), whereby the Bank agreed to make available to the Borrower credit upon the terms and conditions set forth therein; and

         WHEREAS, the Borrower has advised the Bank that pursuant to a Plan and Agreement of Merger, the Borrower will be merged with and into Dailey Corporation, an existing Delaware corporation (the "Surviving Corporation") which shall continue its corporate existence as a Delaware corporation and amend its Certificate of Incorporation to change its name to "Dailey Petroleum Services Corp." (the "Merger Transaction"); and

         WHEREAS, immediately after the Merger Transaction, the Surviving Corporation will declare a dividend to Dailey Holdings Inc. ("Holdings") in the form and substance of a $10,000,000 note (the "Dividend Note"), which shall be payable to Holdings on demand; and

         WHEREAS, following the Merger Transaction and pursuant to a Form S-1 (Registration Statement), the Surviving Corporation proposes to sell all of the shares of its Class A Common Stock pursuant to an initial public offering (the "Initial Public Offering"); and

         WHEREAS, the Surviving Corporation contemplates using net proceeds from the Initial Public Offering for, among other purposes, the payment of the Dividend Note and that certain promissory note dated December 1, 1993 (the "Junior Creditor Note"), in the original stated principal amount of $3,000,000, executed by the Borrower, payable to Lawrence Industries, Inc. and otherwise described in the Affiliate Subordination Agreement; and

         WHEREAS, the Borrower has requested that the Bank (i) amend Sections 6.1, 6.5, 6.6, 6.8, and 6.10 of the Agreement in order to permit the Merger Transaction and the remainder of the Proposed Transaction and (ii) agree to release the Bank's liens on the Pledged Real Property collateral described in Section 3.10(a)(ii) of the Agreement; and

         WHEREAS, subject to and upon the terms and conditions hereinafter stated, the Bank is willing to do so;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

         SECTION 1. Terms Defined in Agreement. As used in this Amendment, except as may otherwise be provided herein, all capitalized terms which are defined in the Agreement shall have the same meaning herein as therein, all of such terms and their definitions being incorporated herein by reference.

         SECTION 2. Amendments to Agreement. Subject to the conditions precedent set forth in Section 4 hereof, the Agreement is hereby amended as follows:

                 (a) Section 1.2 of the Agreement is hereby amended by adding the following definitions thereto in the correct alphabetical order:

                           "Dividend Note means that certain Promissory Note, in form and substance acceptable to the Bank, to be executed by the Surviving Corporation and payable to the order of Holdings in the original principal amount of $10,000,000 and being payable to Holdings on demand, which Dividend Note is subordinated in accordance with the terms and conditions of the Holdings Subordination Agreement."

                           "Holdings means Dailey Holdings Inc., a Delaware corporation and owner of 100% of the capital stock of the Surviving Corporation."

                           "Holdings Subordination Agreement means that certain Subordination Agreement, in substantially the form of Exhibit H hereto, to be executed by the Bank, the Surviving Corporation, and Holdings, as the same may be amended or modified at any time from time to time.

                           "Initial Public Offering means the sale by the Surviving Corporation of all of the shares of the Surviving Corporation's Class A Common Stock in an initial public offering pursuant to a Form S-1 (Registration Statement) as filed with the Securities and Exchange Commission on May 24, 1996 (Registration Number 333-04593), as may be amended pursuant to applicable securities laws."

                           "Junior Creditor Note means that certain Promissory Note dated December 1, 1993 executed by the Borrower and payable to the Parent in the original principal amount of $3,000,000 and as otherwise described in the Affiliate Subordination Agreement."

                           "Merger Transaction means the merger of the Borrower with and into the Surviving Corporation pursuant to a Plan and Agreement of Merger in substantially the form of Exhibit I attached hereto, which Surviving Corporation will continue its corporate existence as a Delaware corporation and amend its Certificate of Incorporation to change its name to "Dailey Petroleum Services Corp."

                           "Proposed Transaction means (i) the Merger
         Transaction, (ii) immediately after the Merger Transaction, the declaration of a dividend by the Surviving Corporation to Holdings in the form of the Dividend Note, (iii) following the Merger Transaction, the Initial Public Offering, and (iv) the payment by the Surviving Corporation, using the proceeds from a Successful Offering, of, among other things, the Dividend Note and the Junior Creditor Note."

                           "Successful Offering means the receipt by the Surviving Corporation of net proceeds from the Initial Public Offering in an amount equal to at least $15,000,000."

                           "Surviving Corporation means Dailey Corporation, a Delaware corporation."

                 (b) The definition of the term "Parent" in Section 1.2 of the Agreement is hereby deleted therefrom and the following definition of the term "Parent" is substituted in lieu thereof:

                           "Parent means Lawrence Industries, Inc., a Delaware corporation and owner of 100% of the capital stock of Dailey Petroleum Services Corp., a Delaware corporation, Holdings and International."

                 (c)       Section 3.10 of the Agreement is hereby amended by
(i) deleting the "; and " from the end of clause (i) and substituting a period (".") in lieu thereof and (ii) deleting clause (ii) therefrom in its entirety.

                 (d) Until the earlier to occur of (i) the occurrence of a Successful Offering, receipt by the Surviving Corporation of the proceeds of such Successful Offering, and the payment in full of the Dividend Note or (ii) that date which is ninety
(90) days after the date of the Dividend Note, compliance with the financial covenants set forth in Sections 5.11 through and including 5.15 of the Agreement and the Tangible Net Worth requirements of Section 6.5(a)(F) of the Agreement will be determined without giving effect to the Dividend Note.

                 (e) Section 6.1 of the Agreement is hereby deleted therefrom and the following Section 6.1 is substituted in lieu thereof:

                 "Section 6.1 Limitations on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness for borrowed money except
         (i) the Indebtedness incurred under this Agreement and other Indebtedness to the Bank, (ii) existing Indebtedness described on
         Schedule 6.1 attached hereto, (iii) capital leases or other Indebtedness incurred to finance the purchase of tangible, fixed or capital assets in an aggregate amount, when aggregated with all outstanding indebtedness permitted under clause (ii) of this Section 6.1, not to exceed $700,000 at any one time outstanding, (iv) Indebtedness for borrowed money incurred by the Borrower from its Subsidiaries, (v) Indebtedness of any Subsidiary of the Borrower to the Borrower or any of the Borrower's other Subsidiaries, (vi) Affiliate Subordinated Indebtedness, and (vii) Subordinated Indebtedness evidenced by the Dividend Note."

                 (f) Section 6.5 of the Agreement is hereby deleted therefrom and the following Section 6.5 is substituted in lieu thereof:

                 "Section 6.5 Limitations on Fundamental Changes; Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to,

                           (a) enter into any merger or consolidation, except any Subsidiary of the Borrower may merge, consolidate or combine with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any one or more Subsidiaries of the Borrower (provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation); provided, however, the Borrower may merge with and into the Surviving Corporation in accordance with the Merger Transaction, provided further that (A) the Surviving Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will be qualified to do business as a foreign corporation in good standing in the State of Texas within 30 days of the consummation of the

         Merger Transaction, (B) the Surviving Corporation will expressly assume, by an Assumption agreement executed and delivered to the Bank (within five Business Days after the consummation of the Merger Transaction), in substantially the form of Exhibit J hereto, each and all of the obligations of the Borrower under this Agreement and the other Loan Documents, (C) the Surviving Corporation executes and delivers to the Bank any and all financing statements and other documents and instruments as the Bank deems necessary or desirable to perfect or to continue the perfection of first priority perfected security interests in favor of the Bank in the Collateral, (D) the Agreement and the other Loan Documents shall remain in full force and effect, (E) immediately before and immediately after giving effect to the Merger Transaction and the remainder of the Proposed Transaction, no Default or Event of Default exists or shall occur or be continuing,
         (F) immediately after giving effect to the Merger Transaction and the remainder of the Proposed Transaction, the Tangible Net Worth of the Surviving Corporation and its Subsidiaries (determined on a consolidated basis) will be at least equal to the Tangible Net Worth of the Borrower and its Subsidiaries (determined on a consolidated basis) immediately before such Merger Transaction and the consummation of the remainder of the Proposed Transaction, and (G) within five Business Days after the consummation of the Merger Transaction the Borrower shall deliver to the Bank a certificate of the Chief Financial Officer and an opinion of Fulbright & Jaworski L.L.P. to the effect that the Merger Transaction and the remainder of the Proposed Transaction complies with clauses (A), (B), (C), and (D) above and, in the case of such certificate of the Chief Financial Officer, clauses
         (E) and (F) above;

                           (b) liquidate or dissolve itself (or suffer any liquidation or dissolution); provided, however, that this Subsection 6.5(b) shall not apply to any Subsidiary;

                           (c) convey, sell, lease (other than leases of inventory entered into in the ordinary course of business), charter or otherwise dispose of all or substantially all of its property, assets or business; provided that the Borrower may transfer all or substantially all of the assets of any of the Borrower's divisions (including, without limitation, the Dailey Drilling Systems Division) to an existing or hereafter acquired U.S. Subsidiary, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Default or Event of Default would occur as a result thereof, (iii) any and all such U.S. Subsidiaries shall, prior to any such transfers, enter into a valid, binding and enforceable (A) security agreement (granting the Bank a first priority perfected security interest in such U.S. Subsidiaries of the types described in the Security Agreement) and take all other action necessary to grant to the Bank a first priority security interest in such assets, and (B) guaranty agreement guarantying the payment and performance of the Obligations, in each case in form and substance acceptable to the Bank, and (iv) in each instance each such U.S. Subsidiary promptly delivers an opinion of counsel acceptable to the Bank in form, scope and substance acceptable to the Bank with respect thereof; or

                           (d) except in the ordinary course of business, enter into any arrangement, directly or indirectly, whereby the Borrower or its applicable Subsidiary would sell or transfer any properties (other than real property), either now owned or thereafter acquired, and then or thereafter lease as lessee such properties or any part thereof or any property (other than real property) to be used for substantially the same purpose."

                 (g) Section 6.6 of the Agreement is hereby deleted therefrom and the following Section 6.6 is substituted in lieu thereof:

                 "Section 6.6 Dividends. The Borrower will not, and will not permit any of its Subsidiaries (other than wholly-owned Subsidiaries) to, declare or pay any dividend (other than dividends payable solely in stock) or make any other distribution on account of, or purchase, acquire, retire, or redeem any stock of the Borrower or any such Subsidiaries whether now owned or hereafter outstanding; provided, however, within thirty days after the Merger Transaction, the Borrower may declare and pay a one time dividend to Holdings in the form of the Dividend Note."

                 (h) Clause (iv) of Section 6.8 of the Agreement is hereby deleted therefrom and the following clause (iv) is substituted in lieu thereof:

         "(iv) change its name, its identity as a corporation or its corporate structure; provided, however, the Borrower may change its name to Dailey Corporation and its corporate structure, in each instance as contemplated by the Merger Transaction in accordance with the terms and conditions set forth in Section 6.5(a) hereof."

                 (i) Section 6.10 of the Agreement is hereby deleted therefrom and the following Section 6.10 is substituted in lieu thereof:

                 "Section 6.10 Subordinated Indebtedness. No payments of Subordinated Indebtedness will be made without the Bank's prior written consent; provided, however, the Borrower may (i) make payments of Affiliate Subordinated Indebtedness in the amounts and in accordance with the terms and conditions of the Affiliate Subordination Agreement and (ii) notwithstanding any provision in this Agreement or the Affiliate Subordination Agreement to the contrary, upon the occurrence of, and the receipt by the Borrower of the proceeds of, a Successful Offering, the Borrower may pay all outstanding amounts owing on the Junior Creditor Note and the Dividend Note, in each instance with the net proceeds of the Successful Offering."

                 (j) Exhibits H, I and J hereto are hereby added to the Agreement as Exhibits H, I and J thereto.

         SECTION 3.        Release of Certain Real Estate Collateral.
Notwithstanding any provision in any of the Loan Documents to the contrary, provided no Default or Event of Default exists under the Agreement or any other Loan Document, the Borrower shall be entitled to obtain from the Bank a release of the Bank's liens on the Pledged Real Property on the following basis:

                 (a) The Borrower shall pay any and all fees and expenses incurred by the Bank, including, without limitation, all attorneys' fees and expenses, incurred in connection with such release;

                 (b) The releases shall be in form and substance satisfactory to the Bank; and

                 (c) It being understood and agreed that the releases will only relate to the Pledged Real Property and does not and will not affect in any way the remainder of the Collateral or the obligations of the Borrower under the Agreement and the other Loan Documents.

         SECTION 4. Conditions of Effectiveness. As a condition precedent to the effectiveness of the Bank's agreements and obligations hereunder, the Borrower shall have taken the following actions and delivered to the Bank the following documents and instruments, in form and substance satisfactory to the Bank:

                 (a) The Borrower shall have duly executed and delivered this Amendment.

                 (b) The Borrower shall have paid all accrued and unpaid legal fees and expenses referred to in Section 8.7 of the Agreement and
Section 8 hereof to the extent invoices for such fees and expenses have been delivered to the Borrower.

                 (c) The Borrower shall have provided such other evidence as the Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Amendment.

         SECTION 5. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Bank, with full knowledge that the Bank is relying on the following representations and warranties in executing this Amendment, as follows:

                 (a) The Borrower has corporate power and authority to execute, deliver and perform this Amendment, and all corporate action on the part of the Borrower requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

                 (b) The Agreement as amended by this Amendment and the Loan Documents and each and every other document executed and delivered in connection with this Amendment to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms.

                 (c) This Amendment does not and will not violate any provisions of the articles or certificate of incorporation or bylaws of the Borrower or any contract, agreement, instrument or requirement of any Governmental Authority to which the Borrower is subject. The Borrower's execution of this Amendment will not result in the creation or imposition of any lien upon any properties of the Borrower, other than those permitted by the Agreement and this Amendment.

                 (d) The Borrower's execution, delivery and performance of this Amendment does not require the consent or approval of any other Person, including, without limitation, any Governmental Authority.

                 (e) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of February 29, 1996, the related consolidated statements of earnings, capital accounts, and cash flows of the Borrower for the period then ended and the consolidated balance sheet and related consolidated statements of earnings, capital accounts and cash flows for the period commencing the first day of the fiscal year and ending on the last day of such quarter which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such date, all in accordance with

GAAP applied on a consistent basis, and since February 29, 1996 there has been no material adverse change in such condition or operations.

                 (f) The Borrower has performed and complied with all agreements and conditions contained in the Agreement required to be performed or complied with by the Borrower prior to or at the time of delivery of this Amendment, other than as expressly waived pursuant to Section 7(a) hereof. No Default or Event of Default exists, other than as expressly waived pursuant to
Section 7(a) hereof.

                 (g) All of the issued and outstanding shares of capital stock of the Surviving Corporation are owned and held of record by Holdings and all of the issued and outstanding shares of capital stock of Holdings are owned and held of record by the Parent.

                 (h) All of the representations and warranties made by or on behalf of the Borrower, Holdings and the Surviving Corporation to the Bank with respect to or in connection with the Merger Transaction and the remainder of the Proposed Transaction in connection with the execution and delivery of this Amendment are true and correct in all respects on the date this Amendment is executed, except such representations that relate solely to an earlier date and that were true and correct on such earlier date.

                 (i) Nothing in this Section 5 of this Amendment is intended to amend any of the representations or warranties contained in the Agreement or the Loan Documents to which the Borrower or any of its Subsidiaries is a party. The Borrower represents and warrants that all of the representations and warranties contained in the Agreement and in all instruments and documents executed pursuant thereto or contemplated thereby are true and correct in all material respects on and as of this date, except (i) such representations that relate solely to an earlier date and that were true and correct on such earlier date, and (ii) the breach or inaccuracy of representations and warranties about which the Bank has been notified in writing prior to the date of this Amendment.

         SECTION 6.        Reference to and Effect on the Agreement.

                 (a) Upon the effectiveness of Sections 2 hereof, on and after the Effective Date, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import, shall mean and be a reference to the Agreement as amended hereby.

                 (b) Except as expressly provided herein, the Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Amendment shall not be construed to impair the validity, perfection or priority of any lien or security interest securing the Obligations.

         SECTION 7.        Limited Waiver and No Other Waiver.

                 (a) In reliance upon the representations and warranties of the Borrower herein set forth, the Bank hereby waives any Default or Event of Default caused by (i) the Borrower delivering the monthly listing and aging of accounts receivable and payable of the Borrower and the Loan Formula Certificate as at the end of February 1996 after the date required by Section 5.1(g) of the Agreement and (ii) the failure of the Borrower to deliver a monthly listing and aging of accounts receivable and payable of the Borrower and a Loan Formula Certificate as at the end of March 1996 (the "March Information"), within 45 days after the end of March 1996 as required by
Section 5.1(g) of the Agreement; provided, however, the Borrower hereby agrees to deliver the March Information to the Bank on or before June 30, 1996.

                 (b) The Borrower agrees that, except as expressly waived pursuant to Section 7(a) hereof, no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Bank, and any such Default or Event or Default heretofore arising and currently continuing shall continue after the execution and delivery hereof. Nothing contained in this Amendment nor any past indulgence by the Bank nor any other action or inaction on behalf of the Bank (i) shall constitute or be deemed to constitute a waiver of any defaults or events of default which may exist under the Agreement or the other Loan Documents (other than as expressly waived pursuant to Section 7(a) hereof), or (ii) shall constitute or be deemed to constitute an election of remedies by the Bank or a waiver of any of the rights or remedies of the Bank provided in the Agreement or the other Loan Documents or otherwise afforded at law or in equity.

         SECTION 8. Cost, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including reasonable attorneys' fees and out-of-pocket expenses of the Bank. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         SECTION 9. Extent of Amendments. Except as otherwise expressly provided herein, the Agreement and the other Loan Documents are not amended, modified or affected by this Amendment. The Borrower ratifies and confirms that (i) except as expressly amended hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Agreement remain in full force and effect, (ii) each of the other

Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral is unimpaired by this Amendment.

         SECTION 10. Grant and Affirmation of Security Interest. The Borrower hereby grants to the Bank a security interest in the Collateral to secure payment and performance of the Notes and the obligations described in the Agreement, the other Loan Documents, and all documents and instruments executed in connection therewith, and the Borrower hereby confirms and agrees that any and all liens, security interests and other security or Collateral now or hereafter held by the Bank as security for payment and performance of the Obligations hereby are renewed, extended and carried forth to secure payment and performance of all of the Obligations, including, without limitation, the Notes. The Security Instruments executed by the Borrower are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

         SECTION 11. Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of the signature page of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment.

         SECTION 12. Severability. In the event any one or more provisions contained in the Agreement or this Amendment should be held to be invalid, illegal or unenforceable in any respect, the validity, enforceability and legality of the remaining provisions contained herein and therein shall not be affected in any way or impaired thereby and shall be enforceable in accordance with their respective terms.

         SECTION 13. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and, to the extent applicable, the federal laws of the United States of America.

         SECTION 14. Interpretation. In the event of any inconsistency between the terms of this Amendment and the Agreement or any of the other Loan Documents, this Amendment shall govern. The Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Amendment. This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted.

         SECTION 15. Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

         SECTION 16. Benefit of Agreement. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No other Person shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Amendment.

         SECTION 17. Arbitration Program. The parties agree to be bound by the terms and provisions of the current Arbitration Program of the Bank which is incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes arising hereunder, under the Agreement, under any of the other Loan Documents, or under any of the documents and instruments contemplated thereby, or pertaining hereto or thereto, shall be resolved by mandatory binding arbitration upon the request of any party.

         SECTION 18. NO ORAL AGREEMENTS. THE AGREEMENT (AS AMENDED BY THIS AMENDMENT) AND THE OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


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                                     - 12 -

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized.


THE BANK:                                    THE BORROWER:

WELLS FARGO BANK (TEXAS),                    DAILEY PETROLEUM SERVICES
NATIONAL ASSOCIATION (formerly                CORP.
known as First Interstate
Bank of Texas, N.A.)


By     /s/ JOE ARGUE                            By    /s/  DAVID T. TIGHE
   ------------------------------               -------------------------------
   Name:   Joe Argue                            Name:   David T. Tighe
   Title:  Senior Vice President                Title:  V.P. -- Finance





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